Execution Version ASSET PURCHASE AGREEMENT by and among NYDIG ABL LLC, SC 1 MINING SITE LLC, GREENIDGE GENERATION HOLDINGS INC., GREENIDGE SOUTH CAROLINA, LLC, 300 JONES ROAD LLC, and SOLELY FOR PURPOSES OF SECTION 8, EACH OF THE SELLER AFFILIATES Dated as of November 9, 2023

ii TABLE OF CONTENTS Page SECTION 1. DEFINITIONS; INCORPORATION BY REFERENCE OF RECITALS .............3 SECTION 2. PURCHASE AND SALE OF THE SPECIFIED ASSETS .....................................3 2.1. Purchase and Sale of the Specified Assets. ..............................................................3 2.2. Excluded Assets. ......................................................................................................4 2.3. Assumed Liabilities. ................................................................................................4 2.4. Excluded Liabilities. ................................................................................................5 2.5. Assignment of Certain Assets. .................................................................................5 SECTION 3. PURCHASE PRICE FOR THE PURCHASED ASSETS.......................................6 3.1. Purchase Price. .........................................................................................................6 3.2. Closing Payment Amount. .......................................................................................6 3.3. Tax Treatment; Allocation of Purchase Price. .........................................................7 3.4. Closing Statement. ...................................................................................................7 SECTION 4. CLOSING ................................................................................................................7 4.1. Closing. ....................................................................................................................7 4.2. Closing Deliverables. ...............................................................................................7 4.3. Termination and Lien Release .................................................................................9 4.4. Set-off. .....................................................................................................................9 4.5. Termination of Board Observation Rights Letter ....................................................9 SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE SELLERS .....................10 5.1. Organization; Requisite Power and Authority; Qualification ................................10 5.2. Due Authorization ..................................................................................................10 5.3. No Conflicts; Consents ..........................................................................................10 5.4. Brokers ...................................................................................................................11 5.5. Material Contracts ..................................................................................................11 5.6. Compliance with Laws ..........................................................................................11 5.7. Litigation ................................................................................................................12 5.8. Taxes ......................................................................................................................12 5.9. Title to Assets ........................................................................................................12 5.10. No Other Claim or Encumbrance Holders .............................................................12 5.11. Interested Party Transactions .................................................................................12 5.12. No Third Party Voting Rights ................................................................................13 5.13. No Bankruptcy Event, etc. .....................................................................................13 5.14. OFAC .....................................................................................................................13 5.15. Insurance ................................................................................................................13 5.16. No Material Adverse Effect ...................................................................................14 5.17. Financial Statements; No Undisclosed Liabilities .................................................14 5.18. Designated Employees ...........................................................................................14 5.19. Employment Matters ..............................................................................................14

5.20.	No Other Representations and Warranties.	15
SECTION 6.	REPRESENTATIONS AND WARRANTIES OF THE NYDIG PARTIES	15
6.1.	Organization; Requisite Power and Authority; Qualification.	15
6.2.	Due Authorization	16
6.3.	No Conflicts	16
6.4.	Brokers	16
6.5.	Litigation	16
6.6.	Purchaser as Designee	16
SECTION 7.	COVENANTS	16
7.1.	Third Party Costs	16
7.2.	Announcements	17
7.3.	Transfer Taxes	17
7.4.	Reinstatement of the Outstanding Debt	17
7.5.	Insurance	18
7.6.	Removed Assets	18
7.7.	Employment Matters	18
7.8.	Non-Solicit	19
7.9.	Confidentiality	19
7.10.	Further Assurances	20
7.11.	Payments Over	20
7.12.	Reliance on Representations	20
SECTION 8.	INDEMNIFICATION	20
8.1.	Survival	20
8.2.	Indemnification by Seller Parties	21
8.3.	Indemnification by NYDIG Parties.	21
8.4.	Limitations.	22
8.5.	Claims.	22
8.6.	Indemnification Payments	24
8.7.	Exclusive Remedy	24
8.8.	Release	25
8.9.	Tax Treatment of Indemnification Payments	25
8.10.	Waiver of Subrogation and Subordination.	25
8.11.	Bankruptcy Matters	25
SECTION 9.	MISCELLANEOUS	26
9.1.	Notices	26
9.2.	Binding Effect	27
9.3.	Entire Agreement	27
9.4.	Severability	27
9.5.	Strict Construction; No Inference from Drafting	27
9.6.	Computation of Periods.	27
9.7.	Amendments and Waiver	27
9.8.	Assignment	28
9.9.	Third Party Beneficiary Rights	28

iii

iv 9.10. Prevailing Party Expenses......................................................................................28 9.11. Interpretation ..........................................................................................................28 9.12. Disclosure Schedules .............................................................................................29 9.13. No Waiver of Privilege, etc ...................................................................................29 9.14. Governing Law; Waiver of Jury Trial. ..................................................................29 9.15. Counterparts ...........................................................................................................30 9.16. Electronic Signatures .............................................................................................30 LIST OF ANNEXES Annex I Seller Affiliates Annex II Defined Terms LIST OF APPENDICES Appendix 2.1(a) Purchased Contract Appendix 2.1(b) Transferred Tangible Personal Property Appendix 2.1(c) Transferred Permits Appendix 2.1(e) Other Tangible and Intangible Assets Appendix 2.2(a) Excluded Contracts Appendix 2.2(j) Other Excluded Assets and Properties Appendix 7.8 Designated Employees LIST OF EXHIBITS Exhibit A Form of Bill of Sale Exhibit B Form of Assignment and Assumption Agreement Exhibit C Form of TSA Exhibit D Closing Statement Exhibit E UCC-3 Terminations

Execution Version ASSET PURCHASE AGREEMENT This Asset Purchase Agreement (this “Agreement”), dated as of November 9, 2023 (the “Closing Date”), is entered into by and among (i) NYDIG ABL LLC, a Delaware limited liability company (“NYDIG”), (ii) SC 1 Mining Site LLC, a Delaware limited liability company and Affiliate of NYDIG (the “Purchaser,” and together with NYDIG, the “NYDIG Parties” and each, a “NYDIG Party”), (iii) Greenidge Generation Holdings Inc., a Delaware corporation (“Holdings”), (iv) Greenidge South Carolina, LLC, a Delaware limited liability company and wholly-owned direct subsidiary of Holdings (“Property Seller Parent,” and together with Holdings, the “Specified Asset Sellers,” and each of them, a “Specified Asset Seller”), (v) 300 Jones Road LLC, a Delaware limited liability company and wholly-owned indirect subsidiary of Property Seller Parent (“Property Seller,” and together with the Specified Asset Sellers, the “Sellers” and each of them, a “Seller”), and (vi) solely for purposes of Section 8, each of the wholly-owned direct and indirect Subsidiaries of Holdings listed on Annex I hereto (collectively, the “Seller Affiliates,” and together with Sellers, the “Seller Parties” and each of them, a “Seller Party”). The NYDIG Parties and Sellers are, collectively, the “Parties” and each of them, a “Party.” RECITALS WHEREAS, Sellers are collectively engaged in the business of Bitcoin mining (i.e., validating and recording transactions on the Bitcoin network to create new Bitcoin), and power generation (for self-use and not for sale), using facilities and customized equipment purchased for the conduct of such business, on the Real Property, which is located in Spartanburg, South Carolina (the “Business”); WHEREAS, NYDIG is engaged in the business of providing financing to third parties; WHEREAS, each of NYDIG, as administrative agent and collateral agent, Holdings, as borrower representative and borrower, Generation, as borrower, each of Property Seller, Property Seller Parent and Seller Affiliates as guarantors, and those certain lenders from time to time party thereto (collectively, the “Senior Loan Lenders”), are party to that certain Senior Loan Agreement, pursuant to which, as of the Closing Date, Holdings and Generation, and the other Seller Parties (as guarantors thereunder) are indebted to the Senior Loan Lenders in the principal amount of $17,688,722.72, plus accrued and unpaid interest; WHEREAS, each of NYDIG, as mortgagee, and Holdings, as borrower, are party to the Mortgage Note, pursuant to which Holdings is indebted to NYDIG in the principal amount of $4,116,541.41, plus accrued and unpaid interest, which Mortgage Note and indebtedness have been guaranteed by Property Seller, Property Seller Parent and GSC RE LLC (a Seller Affiliate); WHEREAS, the net accrued and unpaid interest under both the Senior Loan Agreement and the Mortgage Note is $862,094.01; WHEREAS, pursuant to the Senior Loan Agreement (as amended on August 21, 2023), NYDIG, as administrative agent and collateral agent, and the Senior Loan Lenders, have consented to, among other things, deferral of payment of principal and interest under the Senior Loan Agreement until Closing of the Transactions as set forth herein;

2 WHEREAS, pursuant to the Mortgage Note (as amended on August 21, 2023), NYDIG has consented to, among other things, deferral of payment of principal and interest under the Mortgage Note until Closing of the Transactions as set forth herein; WHEREAS, in connection with the full and final discharge and satisfaction of the indebtedness under each of the Senior Loan and Mortgage Loan as specified herein, the Parties desire to consummate the Transactions at the Closing, which are intended to effectuate the sale of (i) tangible personal property by Sellers, who are not engaged in the business of selling tangible property at retail, of depreciable business assets pursuant to the sale of an entire business and which were used by Sellers in the conduct of business and which to each of them constitute the sale of all of the assets of a “discrete business enterprise” and (ii) the transfer of real property subject to a mortgage to the mortgagee by a deed executed by the mortgagor including: (a) the sale, transfer, delivery and assignment of the Property by Property Seller to, and purchase thereof by, Purchaser (as designee of NYDIG) at the Closing, all on the terms and subject to the conditions of that certain Real Estate Purchase and Sale Agreement, dated as of the Closing Date, by and between Property Seller, Property Seller Parent, Holdings, and Purchaser (as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance therewith, the “REPA”, and the transactions described in this clause (a) being, the “Purchase and Sale of the Property”); and (b) the sale, transfer, delivery and assignment of the Specified Assets by the Specified Asset Sellers to, and purchase thereof by, Purchaser (as designee of NYDIG), all on the terms and subject to the conditions set forth herein (the transactions described in this clause (b) being, the “Purchase and Sale of the Specified Assets”); WHEREAS, on October 25, 2023 (the “NYDIG Site Visit Date”) the NYDIG Parties and/or their Representatives conducted a site visit of the Real Property and had an opportunity to physically inspect the Purchased Assets; WHEREAS, each of the Sellers has determined that the transactions contemplated by this Agreement and the other Transaction Documents (the “Transactions”) are part of a strategic plan to benefit the Sellers during the current market environment, are advisable and in the best interests of each such Seller, and are in the best interests of the continued operations of the Sellers including, without limitation, the services provided by the Property Seller Parent under the Dresden Hosting Agreements; WHEREAS, for the avoidance of doubt, the Transactions include both the Purchase and Sale of the Property and the Purchase and Sale of the Specified Assets (and the Property and Specified Assets are, collectively, the “Purchased Assets”), and it is the intention of the Parties that the Closing of each such Transaction be subject to, conditioned upon, and occur simultaneously with, the Closing of the other, all as set forth herein, in the REPA, and in the other Transaction Documents; WHEREAS, each of the Sellers represents that it is not engaged in the business of selling at retail and does not habitually engage, or hold itself out as engaging, in the business of selling

3 goods or services described as taxable items at retail and that it has not made any sales of tangible personal property or services specified as taxable during the preceding twelve (12)- month period; WHEREAS, each of the Sellers has determined that each of the constituent components of the Transactions constitutes a casual or isolated sale by a person not engaged in the business of selling at retail and that the Transactions consist of the sale of (i) depreciable business assets pursuant to the sale of the entire business to a purchaser that will continue the operation of the business and is, therefore, exempt under the South Carolina sales and use tax as sale of the entire operating assets of an identifiable segment of its business and (ii) the transfer of real property subject to a mortgage to the mortgagee by a deed executed by the mortgagor and is, therefore, exempt under the South Carolina document recording tax; WHEREAS, NYDIG designates the Purchaser to receive the title to and possession of the Purchased Assets from the Sellers; and WHEREAS, the Seller Affiliates desire to agree to certain indemnification obligations as set forth in Section 8 hereof. NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows: Section 1. DEFINITIONS; INCORPORATION BY REFERENCE OF RECITALS All capitalized terms used and not otherwise defined herein shall have the respective meanings given to such terms in Annex II hereto. The recitals set forth above, and the recitals set forth in the REPA, are hereby incorporated by reference into this Agreement as though fully set forth in this Section 1. The provisions of this Section 1 shall survive the Closing. Section 2. PURCHASE AND SALE OF THE SPECIFIED ASSETS 2.1. Purchase and Sale of the Specified Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Specified Asset Sellers shall sell, transfer, convey, assign and deliver to the Purchaser (as designee of NYDIG), and the Purchaser shall purchase, receive and acquire from the Specified Asset Sellers, all of the Specified Asset Sellers’ right, title and interest in and to the following (collectively, the “Specified Assets”), wherever located, free and clear of all Liens other than Permitted Liens: (a) that Contract specified on Appendix 2.1(a) (the “Purchased Contract”) which shall be transferred pursuant to the TSA; (b) the tangible personal property owned, and used or held for use, by Specified Asset Sellers in connection with the Project as Completed, as specified on Appendix 2.1(b) (collectively, the “Transferred Tangible Personal Property”); (c) to the extent transferable, those Permits listed on Appendix 2.1(c) (collectively, the “Transferred Permits”);

4 (d) Project Records (for the avoidance of doubt, to the extent an asset of a Specified Asset Seller); (e) the other tangible and intangible assets specified on Appendix 2.1(e); and (f) all claims and causes of action of Specified Asset Sellers against any Person arising from and after Closing in connection with or related to any of the foregoing. 2.2. Excluded Assets. Notwithstanding anything in Section 2.1 to the contrary, the Sellers shall retain and shall not transfer, convey or assign to Purchaser any right, title or interest of the Sellers in and to any asset or property that is not a Specified Asset (all such assets and properties that are not Specified Assets being collectively, the “Excluded Assets”); provided, however, for the avoidance of doubt, that the Excluded Assets shall not include any assets sold, transferred, conveyed, assigned and delivered pursuant to the Purchase and Sale of the Property under the REPA, the sale, transfer, conveyance, assignment and delivery of which are governed by the REPA. Without limiting the generality of the foregoing sentence, Excluded Assets include: (a) any Contract that is not a Purchased Contract (collectively, the “Excluded Contracts”), including, for the avoidance of doubt, those Contracts specified on Appendix 2.2(a); (b) any and all other rights, claims and interests of any Seller Party under this Agreement or the other Transaction Documents (and any and all claims and causes of action in connection herewith and therewith or arising hereunder or thereunder); (c) any cash or cash equivalents of any Seller; (d) any bank accounts of any Seller; (e) any Prepaid Amounts; (f) Permits that are not Transferred Permits; (g) the Insurance Policies; (h) any employee benefits plans of any Sellers; (i) any and all other rights, claims and causes of action of any Specified Asset Seller (or, for the avoidance of doubt, any other Seller Party) relating to or arising under (x) any other Excluded Asset or the Excluded Liabilities as of any time, whether or not asserted as of Closing, or (y) the Purchased Assets, the Project, or the Assumed Liabilities (as defined below), whether or not asserted as of Closing, in each case which arise out of facts and circumstances first arising prior to Closing; and (j) the other assets and properties specified on Appendix 2.2(j). 2.3. Assumed Liabilities. Subject to the terms and conditions set forth herein, the Purchaser shall assume and agree to pay, perform and discharge, only the Liabilities arising after

5 the Closing Date and which arise out of the facts and circumstances first arising after the Closing under the Purchased Assets (collectively, the “Assumed Liabilities”); provided, however, for the avoidance of doubt, that in no event shall any Assumed Liability include any Liability arising under, or in connection with, the employment or engagement by any Seller or Affiliate thereof of any current or former, employee, director, consultant or contractor of such Seller or Affiliate thereof. 2.4. Excluded Liabilities. Other than the Assumed Liabilities, the NYDIG Parties and their Affiliates do not assume and shall not be obligated to assume or to pay, perform or otherwise discharge any Liability of the Sellers or any of their Affiliates of any kind or nature, regardless of when asserted, whether relating to a Seller’s respective ownership of a Purchased Asset or otherwise (collectively, the “Excluded Liabilities”), and the Sellers shall remain solely and exclusively liable with respect to all Excluded Liabilities. Without limiting the generality of the foregoing, Excluded Liabilities include any Liability arising under, or in connection with, the employment or engagement by any Seller or Affiliate thereof of any current or former, employee, director, consultant or contractor of such Seller or Affiliate thereof, and any Liabilities of such Seller or Affiliate thereof in connection with Taxes relating to the Pre-Closing Tax Period and whether or not yet due and owing, determined, determinable, accrued, or secured by a statutory lien. 2.5. Assignment of Certain Assets. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign, convey, deliver or transfer any Specified Asset, or any claim, right or any benefit arising under or resulting from any of the Specified Assets, if any such attempted assignment, conveyance, delivery or transfer thereof, without the consent of a third-party (including any Governmental Authority), would constitute a breach or other contravention of any Purchased Contract or a violation of Applicable Law, and such consent has not been obtained by the Closing. The Sellers shall use their respective commercially reasonable efforts to obtain (at their sole cost and expense), as soon as reasonably practicable, any consent necessary for the assignment, conveyance, delivery or transfer of any such Specified Asset, claim, right or benefit to the Purchaser or its designee following the date hereof, and each NYDIG Party shall use its respective commercially reasonable efforts to cooperate with and assist the Sellers in furtherance of obtaining any such consents. Unless otherwise set forth herein if, as of the Closing, any such consent is not obtained, or if an attempted assignment, conveyance, delivery or transfer thereof would be ineffective, or constitute to breach or other contravention of any Contract or violation of Applicable Law, then, until such requisite consent is obtained therefor or the condition or circumstance that would have given rise to such ineffectiveness, breach, contravention or violation has been eliminated or otherwise cured, and the same is assigned, conveyed, delivered or transferred to the Purchaser or its designee, the Sellers shall cooperate with the Purchaser in a commercially reasonable arrangement (including pursuant to a reseller agreement, subcontracting agreement, sublease or other Contract) under which the Purchaser, or its designee, would, in compliance with Applicable Law, obtain the benefits and assume the obligations and bear the economic burdens associated with such Specified Asset, claim, right or benefit (to the extent such obligations and burdens constitute Assumed Liabilities) in accordance with this Agreement, including subcontracting, sublicensing or subleasing to the Purchaser, or its designee, or under which the Sellers would enforce for the benefit of the Purchaser, or its designee, any and all of their rights against any third-party (including any Governmental

6 Authority) associated with such Specified Asset, claim, right or benefit, and the Sellers would promptly pay over, or procure payment over, to the Purchaser, or its designee, when received all monies received by Sellers in respect of any such Specified Asset, claim, right or benefit. Section 3. PURCHASE PRICE FOR THE PURCHASED ASSETS 3.1. Purchase Price. (a) The Parties hereby agree that, in addition to the assumption by Purchaser of the Assumed Liabilities and the other covenants and agreements given by the NYDIG Parties as set forth herein and in the other Transaction Documents, the aggregate consideration (the “Purchase Price”) paid by NYDIG for the sale, contribution, transfer, conveyance, assignment and delivery of the Purchased Assets from the Sellers to the Purchaser is as follows: (i) subject in all respects to Section 7.4, the full and final discharge and satisfaction of (i) the Senior Loan Indebtedness and (ii) the Mortgage Loan Indebtedness, other than, in the case of both clauses (i) and (ii), the Deferred Interest Amount (collectively, the “Outstanding Debt”); plus (ii) the Cash Payment Amount; plus (iii) the First Construction Bonus Amount; plus (iv) the Second Construction Bonus Amount, only to the extent payable under, and strictly in accordance with and pursuant to the terms of, the TSA. (b) The Purchase Price (other than the Second Construction Bonus Amount, which shall be satisfied in accordance with the TSA) shall be satisfied at Closing via the Closing Payment Amount, as set forth in Section 3.2(a). 3.2. Closing Payment Amount. (a) At the Closing, and subject to the terms and conditions set forth in this Agreement (including Section 4.4), NYDIG shall pay or cause to be paid to Sellers’ Account in cash by wire transfer of immediately available funds an amount equal to the net positive amount specified on the Closing Statement to be paid to the Sellers (subject to prorations and/or adjustments, including pursuant to Section 4.4 and pursuant to the Settlement Statement, as may be required by this Agreement or the REPA to be made at the Closing, as shall be reflected in the Closing Statement, the “Closing Payment Amount”) calculated as follows: (i) the Cash Payment Amount; plus (ii) the First Construction Bonus Amount; minus (iii) the Deferred Interest Amount; minus (iv) the Cash Deposits.

7 3.3. Tax Treatment; Allocation of Purchase Price. (a) The Parties agree that they shall cooperate to allocate the Purchase Price among the assets acquired for the purposes of 26 U.S.C. § 1060 and all federal, state and local tax and other purposes on a reasonable basis, acting in good faith, and that such allocation shall be consistently applied and utilized by the Parties to the greatest extent permitted by applicable law; provided, however, that in the case of disagreement between the NYDIG Parties, on one hand, and the Seller Parties, on the other hand, the NYDIG Parties shall control such allocation; provided, further, that in the case of the immediately preceding proviso the NYDIG Parties shall continue to act reasonably and in good faith (the “Purchase Price Allocation”). If such Purchase Price Allocation is disputed by any Tax authority or other Governmental Authority, any Party receiving written notice of such dispute shall promptly notify each other Party in writing and shall, together with each other Party (and such other Party’s Affiliates as commercially reasonably requested), use commercially reasonable efforts to defend and to cause its respective Affiliates (as applicable) to defend, such Purchase Price Allocation in any audit or similar Tax or governmental Action. (b) The provisions of this Section 3.3 shall survive the Closing. 3.4. Closing Statement. The Parties agree that the closing statement attached hereto as Exhibit D is the “Closing Statement”. Section 4. CLOSING 4.1. Closing. The closing of the Transactions (“Closing”) shall take place simultaneously with the execution and delivery of this Agreement on the Closing Date, remotely by exchange of true, correct and complete copies of all final form Transaction Documents and signatures (or their electronic counterparts) thereto. Closing shall be deemed to occur at 12:01 a.m. New York City time on the Closing Date (the “Closing Time”). 4.2. Closing Deliverables. At or prior to the Closing, as applicable, the Parties shall take the following actions: (a) Sellers’ Closing Deliverables. Sellers shall deliver, or cause to be delivered, to the NYDIG Parties: (i) a counterpart signature page, duly executed by the applicable Seller Party or Seller Parties, to each of the following (as applicable): A. the Bill of Sale; B. the Assignment and Assumption Agreement; and C. the TSA; (ii) evidence that ownership of, and title to, the Purchased Assets have been conveyed to the NYDIG Parties, in form and substance reasonably acceptable to NYDIG, including the necessary certificates of title or registration duly endorsed for

8 transfer together with any required affidavits and other documentation necessary for the transfer of title or assignment of leases from the Sellers to the NYDIG Parties of any vehicles, free and clear of all Liens (other than, with respect to the Specified Assets, the Permitted Liens, and with respect to the Property, the Permitted Exceptions); (iii) counterpart signature pages, duly executed by Property Seller Parent, to the Spartanburg Hosting Termination Agreement and any other termination agreements as agreed between the Parties in respect of security interest terminations, in form and substance reasonably acceptable to NYDIG; (iv) resolutions of the governing bodies of each Seller Party approving entry into this Agreement, the other Transaction Documents to which such Seller Party is a party and consummation of the Transactions, in form and substance reasonably acceptable to NYDIG; (v) a duly completed Internal Revenue Service Form W-9 or Certificate of Non-Foreign Status for each Seller; (vi) evidence, reasonably satisfactory to the NYDIG Parties, that all amounts owing under the Spartanburg Hosting Agreement have been paid in full to the counterparties thereunder or are otherwise satisfied; (vii) a fully executed copy of the Partial Termination of Fee Agreement; (viii) [INTENTIONALLY DELETED]; (ix) certificates of insurance for each of the Insurance Policies evidencing the policies are current and in full force and effect as of the Closing Date; and (x) any such other documents, instruments and certificates as shall be reasonably requested by the NYDIG Parties or their counsel for the purpose of consummating the Transactions. (b) NYDIG Parties’ Closing Deliverables. The NYDIG Parties shall deliver, or cause to be delivered, to the Specified Asset Sellers: (i) the Closing Payment Amount, if any, in accordance with and to the extent required by Section 3.2; (ii) a duly executed counterpart signature of the respective NYDIG Party to each of the following (as applicable): A. the Bill of Sale; B. the Assignment and Assumption Agreement; and C. the TSA;

9 (iii) a counterpart signature page, duly executed by Purchaser, to the Spartanburg Hosting Termination Agreement and any other termination agreements as agreed between the Parties in respect of security interest terminations; (iv) any such other documents, instruments and certificates as shall be reasonably requested by the Sellers or their counsel for the purpose of consummating the Transactions. 4.3. Termination and Lien Release. Subject in all respects to Section 7.4, the Parties hereby agree that, immediately upon the occurrence of the Closing and the payment of the Purchase Price and the Deferred Interest Amount, (i) the Senior Loan and Mortgage Loan shall be paid in full and all other Senior Loan Indebtedness of the Seller Parties and all other Mortgage Loan Indebtedness of the Seller Parties shall be fully and finally discharged and satisfied in full with respect to the Seller Parties party thereto, (ii) all of the Senior Loan Documents and the obligations of the Seller Parties thereunder and all of the Mortgage Loan Documents and the obligations of the Seller Parties thereunder shall be automatically terminated, cancelled and of no further force and effect, (iii) all commitments and obligations of the NYDIG Parties to make Loans or advances or otherwise extend credit or other financial accommodations to any of the Seller Parties thereunder will automatically terminate, (iv) all security interests, pledges and Liens which any of the Seller Parties may have granted to the NYDIG Parties for the benefit of the Lenders pursuant to the Senior Loan Documents or the Mortgage Loan Documents, as applicable, in, on or against any of their respective property or assets, as the case may be, shall be automatically released and terminated with no further action on the part of the NYDIG Parties, (v) all guaranties supporting the Senior Loan and the Mortgage Loan shall be released (other than the Surviving Obligations (as defined below)) with no further action on the part of the NYDIG Parties, (vi) all of the other respective obligations of each of the Seller Parties under the Senior Loan Documents and the Mortgage Loan Documents shall be released with no further action on the part of the NYDIG Parties, and (vii) the Seller Parties (or a designated representative thereof) shall be authorized by the NYDIG Parties to file in the office of the Secretary of State of the jurisdiction of organization of each applicable Seller Party, the UCC-3 termination statements attached hereto as Exhibit E; provided, however, nothing herein is intended to terminate the obligations of any Seller Party under indemnification or expense reimbursement provisions of the Senior Loan Documents or the Mortgage Loan Documents, as applicable, which by their express terms survive termination thereof (collectively, the “Surviving Obligations”), which Surviving Obligations shall continue after the full and final discharge and satisfaction of the Senior Loan Indebtedness and the Mortgage Loan Indebtedness. 4.4. Set-off. In the event the Sellers owe any amounts to the NYDIG Parties (other than the Outstanding Debt, but including, for the avoidance of doubt, the Deferred Interest Amount), NYDIG shall have the right to set-off such amounts against the Closing Payment Amount, including, for the avoidance of doubt, (a) the Refund Amount pursuant to the Spartanburg Hosting Termination Agreement, (b) any amounts owing by Purchaser pursuant to the Spartanburg Hosting Agreements. 4.5. Termination of Board Observation Rights Letter. The Parties hereby agree that upon the Closing, the Board Observation Rights Letter shall automatically and immediately be

10 terminated without any further action or writing required by either Party thereto; provided that the confidentiality and reimbursement obligations referenced therein survive as provided therein. Section 5. REPRESENTATIONS AND WARRANTIES OF THE SELLERS Except as set forth in the correspondingly numbered section of the Disclosure Schedules, the Sellers hereby represent and warrant, jointly and severally, to the NYDIG Parties as follows: 5.1. Organization; Requisite Power and Authority; Qualification. Each Seller (a) is duly organized or formed, validly existing and in good standing under the laws of the State of Delaware, (b) has all requisite corporate power and authority to own and operate its properties, to conduct the Business as currently conducted and contemplated to be conducted under the Transaction Documents, to enter into this Agreement and each of the other Transaction Documents to which it is a party, perform its obligations hereunder and thereunder, and consummate the Transactions in accordance herewith and therewith, and (c) is qualified to do business and is in good standing in every jurisdiction where its assets are located and wherever necessary to carry out the Business and operations thereof, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect. 5.2. Due Authorization. Each Seller Party has all requisite corporate power and authority to execute and deliver and to perform its respective obligations under this Agreement and each other Transaction Document to which it is a party. The execution and delivery by each Seller Party of this Agreement and the other Transaction Documents to which it is a party, the performance of its respective obligations hereunder and thereunder, and consummation of the Transactions in accordance herewith and therewith, have been duly and validly authorized and approved by all requisite corporate action of such Seller Party, and no other corporate or similar proceedings (pursuant to such Seller Party’s Organizational Documents or otherwise) on the part of such Seller Party is necessary to authorize the consummation of, or to consummate, the Transactions in accordance herewith and the other Transaction Documents. 5.3. No Conflicts; Consents Except as set forth in Section 5.3 of the Disclosure Schedules, the execution, delivery and performance by each Seller Party of this Agreement and each other Transaction Document, and the consummation of the Transactions in accordance herewith and therewith, do not and will not (i) conflict with or violate any provision of any Applicable Law, (ii) conflict with or violate any of the Organizational Documents of any Seller Party or any of their Subsidiaries, (iii) conflict with or violate any Order of any Governmental Authority binding on a Seller Party, their Subsidiaries, or their respective assets or properties in a material way, (iv) breach, violate, conflict with or result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of or conflict or default under, or accelerate the performance required, in each case in any material respect, or result in the termination of or give any Person the right to terminate, or require notice or consent under, any Contract to which any Seller Party or any of their Subsidiaries is a party or by which any Seller Party or any of their Subsidiaries’ assets or properties are bound, (v) result in the creation or imposition of any Lien upon any of the Specified Assets, including by operation of any business successor, bulk transfer, successor

11 liability, or similar law, or (vi) require any approval or consent of or the giving of notice to any Person or Governmental Authority. 5.4. Brokers. All negotiations relative to this Agreement and any other Transaction Document and the Transactions contemplated hereby and thereby have been carried out by it directly with the NYDIG Parties without the intervention of any person on behalf of each Seller in such manner as to give rise to any valid claim by any person against the NYDIG Parties for a finder’s fee, brokerage commission, referral fee, commission, or similar payment. 5.5. Material Contracts (a) Section 5.5(a) of the Disclosure Schedules sets forth as of the Closing Date a true and complete list of each Contract currently in force and effect (A) relating to the Purchased Assets or the Business as (i) it has been conducted in the twelve (12) month period prior to the Closing Date or is currently conducted by the Sellers or (ii) is contemplated to be conducted under the Transaction Documents (other than any Project Agreements), (B) that is a Purchased Contract, or (C) otherwise is related to the Real Property (each, a “Material Contract”). (b) True, correct and complete copies of each Material Contract (including, for the avoidance of doubt, each Purchased Contract), together with all amendments and supplements thereto, have been provided to the NYDIG Parties. Except as specified on Section 5.5(b) of the Disclosure Schedules, no Seller has received written notice or, to Sellers’ Knowledge, oral notice, of the intention of any non-Seller counterparty to cancel, terminate or otherwise modify any material terms of, such Material Contract or to materially reduce the amount or frequency of any goods or services to be provided by or to the Sellers or the Business, and each Material Contract is valid and binding on each applicable Seller in accordance with its terms and is in full force and effect (except, for the avoidance of doubt, where the obligations thereunder have been fully performed), and no Seller or, to Sellers’ Knowledge, any other Person that is a party to a Material Contract, is in material breach of or default under (or is alleged in writing to be in material breach of or default under) or has provided or received any written notice of any intention to terminate any Material Contract. 5.6. Compliance with Laws. Each Seller is, and has been, in full compliance in all material respects with all Applicable Laws and Orders, except where such non-compliance would not be material to the Business or have a Material Adverse Effect on the Purchased Assets. Each Seller holds all authorizations, permits, licenses and approvals (each, a “Permit”) from, and has made all filings with, Governmental Authorities, that are necessary and/or legally required to be held by it to own, operate and/or use the Purchased Assets without any material violation of Applicable Law, and all such Permits are valid and in full force and effect. No Seller has received any written notice of, or been charged with, (i) the violation or alleged violation of any Applicable Law or Permit or any failure or alleged failure to comply with any term or requirement thereof, or (ii) the revocation, withdrawal, suspension, cancellation, termination or modification of any Permit. Copies of all Permits have been provided to the NYDIG Parties and are listed on Section 5.6 of the Disclosure Schedules.

12 5.7. Litigation There are no Actions pending or threatened in writing, or to the Sellers’ Knowledge, threatened orally, against the Sellers or their Affiliates relating to or affecting any Purchased Asset. To the Sellers’ Knowledge, there are no Actions, whether pending, threatened in writing or otherwise (including without limitation with respect to the Sellers entering into this Agreement or any other Transaction Document, or fully consummating the Transactions in accordance herewith and therewith) that seeks to prevent, enjoin or otherwise delay the Transactions or performance of any obligations under the Transaction Document to which any of the Sellers is a party. There is no Order outstanding against any Seller relating to or affecting the Purchased Assets. 5.8. Taxes. Except as set forth on Section 5.8 of the Disclosure Schedules (the “2021 Tax Liability”), all Taxes of each of the Property Seller Parent and Holdings and material Taxes of Sellers have been timely paid in full to the proper authorities. All federal Income Tax Returns and all other material Tax Returns required to be filed by each of Sellers or with respect to or in connection with the Specified Assets have been filed and are true, correct and complete in all material respects. There is no material dispute, claim, audit or examination concerning any Tax liability of Sellers with respect to or in connection with the Specified Assets either (A) claimed or raised by any authority in writing or (B) as to which any of Sellers and the directors and officers of Sellers has knowledge based upon personal contact with any agent of such authority. There are no Liens for Taxes (other than Taxes not yet due and payable or Taxes that Sellers are contesting in good faith through appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP) upon the Purchased Assets. 5.9. Title to Assets. The Sellers have, as of the Closing Time, good, valid and marketable title to, or a valid leasehold or licensed interest in, the Purchased Assets, and are, collectively, the sole and exclusive owner, or leasehold or licensed interest holder, of such Purchased Assets. The Sellers have the right to use all of the Purchased Assets. Since the NYDIG Site Visit Date, Sellers have not removed or permitted to be removed any item of Transferred Tangible Personal Property from the Real Property. As of the Closing Date, each item of Transferred Tangible Personal Property is located at, on or about the Real Property. At Closing, the Purchaser will acquire title to the Purchased Assets free and clear of all Liens and Taxes (other than, with respect to the Specified Assets, the Permitted Liens, and with respect to the Property, the Permitted Exceptions and Permitted Liens) of any nature or kind whatsoever. Except as is explicitly contemplated to be settled pursuant to the TSA, all Liabilities under the Purchased Contract have been paid in full by the Sellers as of the Closing Time such that there are no Liabilities outstanding under the Purchased Contract as of the Closing Time. 5.10. No Other Claim or Encumbrance Holders. As of the Closing Date, NYDIG has a first priority security interest in the Specified Assets, and other than Permitted Liens, there are no Liens against any Specified Asset. 5.11. Interested Party Transactions. Except as set forth on Section 5.11 of the Disclosure Schedules, no Interested Party (a) is a party to any Purchased Contract (whether written or oral), (b) has any legal or beneficial interest in or to any Purchased Asset, or (c) has asserted an Action, or to Sellers’ Knowledge, has any pending or threatened Action, against or with respect to any Purchased Asset.

13 5.12. No Third Party Voting Rights. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the Transactions or the Transaction Documents. 5.13. No Bankruptcy Event, etc.. No Bankruptcy Event has occurred with respect to any Seller Party, no petition or notice has been presented or filed and no Order has been made or entered for the bankruptcy, reorganization, liquidation, winding up or dissolution of any of the Seller Parties. No resolution has been passed by any of the Seller Parties’ applicable governing body authorizing the filing of a bankruptcy petition or the commencement of a similar proceeding. No receiver, trustee, custodian or similar fiduciary has been appointed over the whole or any part of any of the Seller Parties’ assets or the income of such Seller Party. As of the Closing, no Seller Party has any plan or intention of, nor has any such Seller Party received any written notice that any other Person has any plan or intention of, filing, making or obtaining any such petition, notice, Order or resolution or of seeking the appointment of such a receiver, trustee, custodian or similar fiduciary. The Sellers are not transferring any of the Purchased Assets with any intent to hinder, delay or defraud any of its creditors or investors. Upon the occurrence of Closing, the Purchase Price, together with the value of the other consideration described in Section 3.1, collectively represents fair value to the Sellers for the Purchased Assets. 5.14. OFAC. No Seller, nor to Sellers’ Knowledge, any Person who controls (as that term is defined within the definition of “Affiliate” in Annex II) a Seller or any Person for whom a Seller is acting as an agent or nominee, as applicable (a) bears a name that appears on the List of Specially Designated Nationals and Blocked Persons maintained by the OFAC as of the date hereof and as of Closing, or is a person or entity with whom dealings are prohibited or limited under any economic or trade sanctions regimes maintained or enforced by the United States, the European Union, the United Kingdom, the Cayman Islands, or the United Nations, (b) is a non- U.S. banking institution without a physical presence in any country, or (c) resides in or whose subscription funds are transferred from or through an account in a country or jurisdiction that has been designated as subject to a “call for action” or countermeasures by the Financial Action Task Force. 5.15. Insurance. (a) (i) All insurance policies of the Sellers relating to or primarily covering any of the Purchased Assets (each, an “Insurance Policy” and, collectively the “Insurance Policies”) are in full force and effect in all material respects, (ii) to Sellers’ Knowledge, the Insurance Policies are maintained by the Sellers in such amounts and against such risks, and with financially sound and reputable insurance companies, and insure against such loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business as the Sellers, (iii) the applicable insured parties have complied with the provisions of such Insurance Policies in all material respects, (iv) there are no known events, state of facts, circumstances, occurrences, or conditions which may result in a claim to be made against any of the Insurance Policies, and (v) since December 31, 2021, the Sellers have not received any written notice regarding (x) the cancellation or invalidation of any of the existing Insurance Policies or (y) any refusal of coverage under, or any rejection of any material claim under, any such Insurance Policies.

14 (b) Section 5.15(b) of the Disclosure Schedules contains a true, correct and complete list of all Insurance Policies as in effect as of the Closing Date. 5.16. No Material Adverse Effect. Since September 30, 2023, no event, condition or circumstance has occurred that is a Material Adverse Effect. 5.17. Financial Statements; No Undisclosed Liabilities. The Sellers have no Liabilities with respect to the Business, except those which are adequately reflected or reserved against in their applicable audited financial statements for the fiscal year ended December 31, 2022 or the unaudited interim financial statements for the period ended September 30, 2023, as annexed to Section 5.17 of the Disclosure Schedules, or that have accrued in the Ordinary Course of Business since September 30, 2023. 5.18. Designated Employees. The Census lists (A) the following particulars for each Designated Employee: (i) name, (ii) base salary or base wage, (iii) bonuses, (iv) title or position (including whether full or part time), and (v) hire date, and (B) each current or former employee of a Seller working in the Business: (x) whose employment was terminated (voluntarily or involuntarily), or who was laid off, in each case within one hundred eighty (180) days prior to the Closing Date, and includes the date of any such termination or layoff and an indication of the reason therefor (e.g., voluntary resignation, retirement, for cause, reduction in force, etc.); (y) whose hours of work was materially reduced within one hundred eighty (180) days prior to the Closing Date, and includes the date and percentage of any such reduction; and (z) who is otherwise on layoff subject to recall as of the Closing Date, specifying the date of each such layoff. 5.19. Employment Matters. (a) Property Seller Parent has complied in all material respects with all Applicable Laws relating to employment of the Designated Employees, including all Applicable Laws relating to wages, hours, wage payment, employment record keeping, discrimination in employment, equal employment opportunity, immigration (including Applicable Law regarding I-9 compliance), leaves, reasonable accommodations, occupational safety and health, confidentiality of personal and employment information, labor relations and collective bargaining, and are not liable for any arrears of wages (other than in accordance with Property Seller Parent’s ordinary payroll schedules) or any taxes or penalties for failure to comply with any of the foregoing. There is no pending or, to Sellers’ Knowledge, threatened claim or investigation in respect of any such Applicable Law (including any employment discrimination charge or employment-related multi-claimant or class actions) nor, to Sellers’ Knowledge, is there any basis therefor, relating to the Designated Employees. (b) Property Seller Parent is not and has not been a party to or bound by, nor has Property Seller Parent been negotiating or been asked to negotiate, any collective bargaining agreement or other agreement or understanding with any labor organization in each case relating to the Business. Property Seller Parent has not been a party to, and, to Sellers’ Knowledge, is not affected by or threatened with, any dispute or controversy with a labor union or with respect to unionization or collective bargaining involving any of the Designated Employees, including any actual or threatened labor strikes, lock-outs, work stoppages, slow downs, interruptions of work,

15 picketing, arbitrations, grievances, unfair labor practice charges or proceedings, or other labor disputes. There are not and have not been any labor union or other demands for recognition, applications for certification of a collective bargaining agent, or, to Sellers’ Knowledge, other union organizing activity with respect to the Business. To Sellers’ Knowledge, Property Seller Parent is not affected by any dispute or controversy with a labor union or with respect to unionization or collective bargaining involving any supplier or customer of the Sellers. (c) Each Designated Employee is employed at will and may terminate his or her employment or be terminated from such employment at any time for any or no reason with or without prior notice. (d) Except as explicitly set forth in the Census, none of the Designated Employees are employed outside of South Carolina. No Designated Employee is a foreign national or alien. (e) All Persons classified or treated by any Seller in connection with the Business as independent contractors or otherwise as non-employees satisfy and have satisfied in all material respects all Applicable Law to be so classified or treated, and each such Seller has fully and accurately reported their compensation of any kind on IRS Forms 1099 or as otherwise required by Applicable Law. (f) Sellers are not and have not been subject to any affirmative action obligations under any Applicable Law with respect to any Designated Employee, including Executive Order 11246, nor have Sellers been a government contractor for purposes of any Applicable Law with respect to the terms and conditions of employment of any Designated Employee. 5.20. No Other Representations and Warranties. Except for the Sellers’ Representations, no Seller nor any other Person on behalf of such Seller has made or makes any other express or implied representation or warranty, either written or oral, including any representation or warranty as to the accuracy or completeness of any information or documents regarding the Purchased Assets furnished or made available to the NYDIG Parties and their respective Representatives in any form. Section 6. REPRESENTATIONS AND WARRANTIES OF THE NYDIG PARTIES Each NYDIG Party hereby represents and warrants, jointly and severally, to the Sellers as follows: 6.1. Organization; Requisite Power and Authority; Qualification. Each NYDIG Party (a) is duly organized or formed, validly existing and in good standing under the laws of the State of Delaware, (b) has all requisite corporate power and authority to enter into this Agreement and each of the other Transaction Documents to which it is a party, perform its obligations hereunder and thereunder, and consummate the Transactions in accordance herewith and therewith, and (c) is qualified to do business and is in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, either individually or in the aggregate, a material adverse effect on such

16 NYDIG Party’s ability to enter into this Agreement and each of the other Transaction Documents to which it is a party, perform its obligations hereunder and thereunder, or consummate the Transactions in accordance herewith and therewith. 6.2. Due Authorization Each NYDIG Party has all requisite corporate power and authority to execute and deliver and to perform its respective obligations under this Agreement and each other Transaction Document to which it is party. The execution and delivery by each NYDIG Party of this Agreement and the other Transaction Documents to which it is a party, the performance of its respective obligations hereunder and thereunder, and consummation of the Transactions in accordance herewith and therewith, have been duly and validly authorized and approved by all requisite corporate action of such NYDIG Party, and no other corporate or similar proceedings (pursuant to such NYDIG Party’s Organizational Documents or otherwise) on the part of such NYDIG Party is necessary to authorize the consummation of, or to consummate, the Transactions in accordance herewith and the other Transaction Documents. 6.3. No Conflicts The execution, delivery and performance by each NYDIG Party of this Agreement and each other Transaction Document, and the consummation of the Transactions in accordance herewith and therewith, do not and will not (i) conflict with or violate any provision of any Applicable Law, (ii) conflict with or violate any of the Organizational Documents of such NYDIG Party, (iii) conflict with or violate any Order of any Governmental Authority binding on such NYDIG Party or its respective assets or properties in a material way, (iv) breach, violate, conflict with or result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of or conflict or default under, or accelerate the performance required, in each case in any material respect, or result in the termination of or give any Person the right to terminate, or require notice or consent under, any Contract to which such NYDIG Party is a party or by which such NYDIG Party’s respective assets or properties are bound, or (v) require any approval or consent of or the giving of notice to any Person or Governmental Authority. 6.4. Brokers All negotiations relative to this Agreement, the other Transaction Documents and the Transactions contemplated hereby and thereby have been carried out by the NYDIG Parties’ directly with the Sellers without the intervention of any Person on behalf of any such NYDIG Party in such manner as to give rise to any valid claim by any Person against any Seller for a finder’s fee, brokerage commission, referral fee, commission, or similar payment. 6.5. Litigation There is no Action pending or threatened against or by such NYDIG Party that challenges or seeks to prevent, enjoin, or otherwise delay the Transactions or any of the Transaction Documents. 6.6. Purchaser as Designee. NYDIG has designated Purchaser as its designee to purchase, receive and acquire the Purchased Assets, all in accordance herewith and the other Transaction Documents (including, for the avoidance of doubt, the REPA). Section 7. COVENANTS 7.1. Third Party Costs. The Sellers shall, jointly and severally, be responsible for any third party costs associated with the assignment to the Purchaser or their designee of the

17 Purchased Contract, the termination of the Terminated Agreement, and the amendment of the Spartanburg County Tax Agreement. 7.2. Announcements. Unless otherwise required by Applicable Law (including, for the avoidance of doubt, rules and regulations promulgated by the SEC), or as required by the rules or regulations of any stock exchange on which any securities of any Seller are traded, the Sellers shall not make any public announcements regarding this Agreement, including the existence hereof, or any other Transaction Document or the Transactions contemplated hereby or thereby without the prior written consent of NYDIG. The Parties acknowledge that the existence and the terms of this Agreement and any oral or written information exchanged between the Parties in connection with the preparation and performance of this Agreement are regarded as Confidential Information. 7.3. Transfer Taxes. Any applicable transfer tax, documentary stamp tax, deed recording fee, sales or use tax, excise tax, registration fees or similar taxes (“Transfer Taxes”), in each case due in connection with the purchase and sale of the Purchased Assets hereunder and under the REPA shall be computed, reported, remitted, and otherwise borne by the Sellers (including, if necessary or appropriate, through the restatement of the Purchase Price to separately state the amount of such Transfer Taxes), unless otherwise required by Applicable Law. Each Party agrees to timely sign and deliver such certificates or forms as may reasonably be deemed necessary or appropriate to establish an exemption from (or otherwise reduce), or to file Tax Returns with respect to, any such Transfer Taxes. 7.4. Reinstatement of the Outstanding Debt. Notwithstanding anything in this Agreement to the contrary, (i) if any NYDIG Party or any of its Affiliates are required in any proceeding, including any bankruptcy, insolvency or liquidation proceeding, or otherwise to disgorge, return, turn over or otherwise pay any assets or value to the Sellers, the estate of the Sellers (or any trustee, receiver or similar Person therefor) or any other Person in connection therewith, because the transfer of such assets, value or other payment to any such NYDIG Party was declared to be or avoided as fraudulent, voidable, or preferential in any respect or for any other reason or (ii) any Seller Party or any of its Affiliates elect or are required to reject or otherwise terminate (other than in accordance with their respective ordinary course terms) the Dresden Hosting Agreements in any proceeding, including any bankruptcy, insolvency or liquidation proceeding, or otherwise, other than as consented to in writing by NYDIG or one of its Affiliates, then (a) the Outstanding Debt shall be reinstated and be fully enforceable by NYDIG against any borrower, guarantor, or any other party liable therefor under and in accordance with the original terms and conditions governing such Outstanding Debt, solely to the extent of such assets or value disgorged, returned, turned over, or otherwise paid, or in the case of (ii) above, the amount of damages or losses to NYDIG as a result of the rejection or termination of the Dresden Hosting Agreements (in any form, including through any right of setoff or recoupment, a “Recovery”) and deemed to be outstanding as if such payment or debt satisfaction had not occurred with respect to the amount of such Recovery, (b) any liens or security interests granted to NYDIG to secure the Outstanding Debt previously shall be reinstated and be fully enforceable by NYDIG against any borrower, guarantor, or any other party liable therefor under and in accordance with the terms and conditions governing such Outstanding Debt to secure the value of such reinstated amounts, with the same validity and priority of the liens and security interests securing the Outstanding Debt immediately before

18 NYDIG, the Purchaser and the Sellers entered into this Agreement, and (c) NYDIG shall be entitled to the benefits of this Agreement and any other Transaction Document except to the extent otherwise ordered by a court of competent jurisdiction in connection with (i) or (ii) above. If any Transaction Document shall have been terminated prior to such Recovery, this Agreement and other Transaction Document, as applicable, shall be reinstated in full force and effect to the extent of such Recovery, and such prior termination shall not, to the extent of such Recovery, diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto or thereto, as applicable. This Section 7.4 shall survive Closing. 7.5. Insurance. The NYDIG Parties acknowledge that insurance coverage under the Insurance Policies may terminate as of the Closing, and that the NYDIG Parties shall be solely responsible for procuring, paying for and maintaining insurance coverage for the Purchased Assets effective from and after the Closing. 7.6. Removed Assets. Within fifteen (15) Business Days after the expiration of the Term, or earlier termination of the TSA (or such later date to which NYDIG shall agree in writing), Sellers shall cause the removal from the Real Property of all assets that are not Purchased Assets or otherwise owned by the NYDIG Parties that are located on the Real Property. 7.7. Employment Matters. From and after the Closing Date until expiration of the Term or earlier termination of the TSA, the Purchaser (or its designee) may, at its sole discretion, make Employment Offers to any Designated Employee. Upon receipt of written notice by the Sellers (which may be delivered via email) from the Purchaser (or its designee) of its intention to provide a Designated Employee an Employment Offer, the Sellers shall use commercially reasonable efforts to cooperate with the Purchaser’s hiring of each such Designated Employee. Notwithstanding anything to the contrary in this Section 7.7, in Purchaser’s sole discretion, such Employment Offers may be made contingent on the Designated Employee satisfying Purchaser’s generally applicable background checks, drug screens, work authorization verification and similar requirements and other requirements to execute and deliver non-competition, non- solicitation, confidentiality or other similar agreements. This Section 7.7 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 7.7, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.7. The Parties hereto acknowledge and agree that the terms set forth in this Section 7.7 shall not create any right to any employment or compensation or benefits of any nature or kind whatsoever, provided that the employment of the employees identified on Schedule 7.7 (the “Designated Employees”) shall not be terminated from the date hereof through the date of expiration of the Term or earlier termination of the TSA, other than for cause or performance issues (in each case, as determined in the sole and absolute discretion of Purchaser). Sellers shall be solely responsible for satisfying the requirements of COBRA with respect to all individuals who are “M&A qualified beneficiaries” (as defined in Treasury Regulation § 54.4980B-9) in connection with the transactions contemplated by this Agreement.

19 7.8. Non-Solicit. During the Term and for a period of twelve (12) months following its expiration or earlier termination of the TSA, the Sellers shall not recruit or hire any employee of the NYDIG Parties or its Affiliates or any Designated Employee who has accepted an Employment Offer and commenced employment with a NYDIG Party or one of its Affiliates; provided, however, that such restrictions shall not apply to the solicitation, recruitment or hiring of any such individual (x) that first occurs at least six (6) months after the time that such individual ceases to be an employee of the NYDIG Parties or its Affiliates (so long as such individual does not cease to be an employee of the NYDIG Parties or its Affiliates due to the solicitation, recruitment, or hiring of such individual, or any attempts to solicit, recruit or hire); or (y) (A) who responds to a general advertisement or is referred by an employment or search agency or recruiting website, so long as such advertisement or the efforts of such agency or recruiting website are not directed by a Seller Party specifically toward such individuals, or (B) who contacts any Seller Party on such person’s own initiative (without direct or indirect solicitation by any Seller Party). 7.9. Confidentiality. Each Party hereto agrees that, from the date hereof until three (3) years after the Closing Date, it will keep, and will cause its Affiliates, and its and their respective Representatives, to keep, this Agreement, the other Transaction Documents and the Transactions strictly confidential, and such Party will not, and will cause its Affiliates, and its and their respective Representatives not to, make any disclosure of, or relating to, this Agreement, the other Transaction Documents, the terms and conditions hereof and thereof, or any oral or written information or communications exchanged between and among the Parties in connection with the preparation of, and performance under, this Agreement and the other Transaction Documents (collectively, the “Confidential Information”), to any Person without the prior written consent of each other Party, except (a) as required under Applicable Law (including, for the avoidance of doubt, rules and regulations promulgated by the SEC), or as required by the rules or regulations of any stock exchange on which any securities of such Party are traded, or (b) to any direct or indirect equity owners of such Party or to such Party’s Affiliates, debt or equity financing sources, affiliated investment funds, investors and potential investors, insurers, and their respective Representatives, in each case who are subject to customary confidentiality restrictions with respect to the use and further disclosure of such Confidential Information. The foregoing restrictions with respect to the Confidential Information shall not apply to any information which (A) hereafter becomes generally available to the public other than as a result of an unauthorized disclosure, directly or indirectly, of such Confidential Information, (B) was available to the party receiving such Confidential Information on a non-confidential basis prior to its disclosure, or (C) becomes available to the party receiving the Confidential Information on a non-confidential basis from a source other than a Party, one of its Affiliates, or its or their respective Representatives, and which source was not itself bound by a confidentiality agreement or other restrictions in respect of such Confidential Information. For the avoidance of doubt, notwithstanding anything herein to the contrary, nothing in Section 7.2 or this Section 7.9 shall prohibit, restrict or otherwise limit Holdings from making, in its sole discretion, public disclosures as required by Applicable Law (including the filing of annual reports, quarterly reports or current reports on forms promulgated by the SEC) or by the rules or regulations of any stock exchange on which its securities are traded, in each case in connection with this Agreement, the other Transaction Documents or the Transactions (including the consummation thereof).

20 7.10. Further Assurances Each Party agrees to use all commercially reasonable efforts to cooperate fully with the other Parties, to execute such further and other documents, instruments and agreements, and perform such further and other acts, as may be necessary or commercially reasonably requested by any other Party, to effectuate and evidence the transfer and conveyance of the Purchased Assets to the Purchaser, in accordance with the terms hereof and the other Transaction Documents (including, for the avoidance of doubt, the REPA), and to otherwise comply with the terms of this Agreement and other Transaction Documents and consummate and effect the Transactions contemplated hereby and thereby in accordance herewith and therewith. 7.11. Payments Over. Each Party agrees that, in the event that such Party (or one of its Affiliates) receives from any Person payment of any amount in respect of which the Parties have expressly agreed hereunder or under any other Transaction Document (for the avoidance of doubt, including under Section 5.5 (Prorations and Adjustments) of the REPA) another Party is entitled, such Party receiving such amount shall be deemed to be holding such amount in trust for the benefit of such other Party, and, as soon as commercially reasonably practicable after receipt of such amount, shall notify such other Party in writing of such receipt and the amount so received, and shall pay such amount over to such other Party. Any payments over pursuant to this Section 7.11 shall be paid, in the event that a NYDIG Party is the Party entitled to receive such payment over, to the NYDIG Parties’ Account by wire transfer of immediately available funds, and in the event that a Seller is the Party entitled to receive such payment over, to the Sellers’ Account by wire transfer of immediately available funds, except, in all cases, to the extent otherwise agreed in writing by the Party entitled to receive such payment over (in such Party’s sole discretion). 7.12. Reliance on Representations. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, neither (a) NYDIG’s payment of the First Construction Bonus Amount, the Second Construction Bonus Amount, or any other amount to any Seller under this Agreement or any other Transaction Document, nor (b) NYDIG’s written or deemed satisfaction with or approval of all or any part of the Project or Property Work under the Transaction Documents or otherwise (whether each instance of (a) and (b) is considered individually or together), will be interpreted or construed as NYDIG acknowledging or agreeing that any construction at the Property was completed in accordance with the requirements of the Transaction Documents. In furtherance of the foregoing, such payments, approvals, or indications of satisfaction by NYDIG (whether or not actually made or given) will not limit or qualify the Sellers’ Representations or serve as a waiver of any breach of the Sellers’ Representations. Sellers hereby expressly acknowledge and agree that the First Construction Bonus Amount will be paid by NYDIG in reliance on the truth and accuracy of the Sellers’ Representations as of the Closing Date and the Second Construction Bonus Amount will be paid by NYDIG in reliance on the truth and accuracy of the Property Work Completion Certificate as of the Completion Certificate Date. Section 8. INDEMNIFICATION 8.1. Survival. The Sellers’ Representations and NYDIG Parties’ Representations shall survive the Closing, remain in full force and effect, regardless of any investigation made, disclosure received, or knowledge obtained, by or on behalf of any of the Parties to this

21 Agreement or the REPA Parties, and shall expire on the date that is the twelfth (12)-month anniversary of the Closing Date; provided, however, the Fundamental Representations shall survive for a period of six (6) years; provided, further, and the representations and warranties set forth in Section 5.8 (Taxes), Section 5.5.1.1 (Taxes) of the REPA, Section 6.1.2 (Taxes) of the REPA, shall survive until ninety (90) days after the expiration of the applicable statute of limitations for the assessment and collection of such Taxes; provided, further, that there shall be no expiration in the case of fraud. The covenants contained in this Agreement and the REPA shall survive indefinitely in accordance with their respective terms, provided that, all rights and obligations pursuant to Section 7.4 (Reinstatement of Outstanding Debt) shall survive indefinitely. 8.2. Indemnification by Seller Parties Subject to the limitations set forth in this Section 8, each of the Seller Parties shall, jointly and severally, indemnify and hold harmless the NYDIG Parties, and each of their respective Affiliates, and each of its and their respective Representatives and each other Person, if any, who controls or may control (within the meaning of “control” as that term is defined in the definition of “Affiliate”) each NYDIG Party, as applicable (each a “NYDIG Indemnified Party” and, collectively, the “NYDIG Indemnified Parties”), from and against any and all Losses arising out of, resulting from or in connection with: (a) any inaccuracy in or breach of any of the Sellers’ Representations; (b) any breach or nonperformance by any of the Seller Parties of any of their respective covenants or other agreements contained in this Agreement, the REPA or any other Transaction Document; (c) the Spartanburg County Tax Agreement; (d) the SAUT Exemption; (e) the 2021 Tax Liability; and (f) the Excluded Liabilities (including, for the avoidance of doubt, Taxes owing and attributed to the Pre-Closing Tax Period). 8.3. Indemnification by NYDIG Parties. Subject to the limitations set forth in this Section 8, each of the NYDIG Parties shall, jointly and severally, indemnify and hold harmless each Seller Party, and each of their respective Affiliates, and each of their respective Representatives and each other Person, if any, who controls or may control (within the meaning of “control” as that term is defined in the definition of “Affiliate”) each Seller Party, as applicable (each a “Seller Indemnified Party” and, collectively, the “Seller Indemnified Parties”), from and against any and all Losses arising out of, resulting from or in connection with: (a) any Assumed Liability; (b) any inaccuracy in or breach of any of the NYDIG Parties’ Representations; and

22 (c) any breach or nonperformance by any of the NYDIG Parties of any of their respective covenants or other agreements contained in this Agreement, the REPA or any other Transaction Document. 8.4. Limitations. (a) The indemnification provided for in Section 8.2 and Section 8.3 shall be subject to the following limitations: (i) (A) no Seller Party shall be liable for any Losses under Section 8.2(a) unless and until the aggregate amount of all Losses indemnified pursuant to Section 8.2(a) exceeds $263,487 (the “Deductible”), and (B) the aggregate amount of all Losses for which the Seller Parties shall be liable pursuant to Section 8.2(a) shall not exceed the aggregate amount that is seventy-five (75%) of the Purchase Price (the “Cap”); and (ii) (A) no NYDIG Party shall be liable for any Losses under Section 8.3(b) unless and until the aggregate amount of all Losses indemnified pursuant to Section 8.3(b) exceed the amount of the Deductible, and (B) the aggregate amount of all Losses for which the NYDIG Parties shall be liable pursuant to Section 8.3(b) shall not exceed the Cap; provided, however, notwithstanding anything herein or in the REPA to the contrary, the foregoing limitations in this Section 8.4(a) shall not apply to Losses based upon, arising out of, with respect to, or by reason of, any inaccuracy in or breach of any Fundamental Representation, or in the case of fraud. (b) For purposes of this Section 8 (including for purposes of determining the existence of any inaccuracy in or breach of any representation or warranty and for calculating the amount of any Loss with respect thereto), any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty. 8.5. Claims. A Person making a claim for indemnification under this Section 8 is referred to as the “Indemnified Party”, and the Person against whom such claim is asserted under this Section 8 is referred to as the “Indemnifying Party”. (a) Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a Party or a REPA Party, or an Affiliate of a Party or a REPA Party, or a Representative of the foregoing, against such Indemnified Party (a “Third-Party Claim”) with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, such Indemnified Party shall give the Indemnifying Party prompt written notice thereof, but in any event not later than ten (10) Business Days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence

23 thereof, and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of, any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided that if the Indemnifying Party is a Seller Party, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim that seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided, however, if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement and such failures has materially prejudiced the Indemnified Party, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 8.5(b), pay, compromise, or defend such Third-Party Claim, and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. The Parties shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to Section 7.9) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim. (b) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.5(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to or declines to accept such firm offer in writing within ten (10) Business Days after its receipt of such notice, or notifies the Indemnifying Party within such ten (10) Business Day period that they wish to assume the defense of such Third-Party Claim, then, in any such event, the Indemnified Party may continue to contest or defend such Third-Party Claim and the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to or declines such firm offer in writing within ten (10)

24 Business Days after its receipt of such notice, and also fails to notify the Indemnifying Party within such ten (10) Business Day period that they will assume the defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). (c) Direct Claim. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than ten (10) Business Days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is materially prejudiced by such failure to provide written notice. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of the material written evidence thereof, and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days (the “Direct Claim Response Period”) after its receipt of such notice to respond in writing to such Direct Claim. From and after delivery of written notice of a Direct Claim, the Indemnified Party shall provide reasonable good faith cooperation to the Indemnifying Party to any request made in writing in its investigation of the matter or circumstances alleged to give rise to the Direct Claim, including relevant documents and records, as may be determined by the Indemnified Party, acting reasonably and in good faith. If an Indemnifying Party does not deliver within the Direct Claim Response Period a response in writing to a written notice of a Direct Claim, such Indemnifying Party shall be deemed to have accepted the amount of Loss as specified in the Direct Claim. 8.6. Indemnification Payments Once a Loss is agreed to in writing by the Indemnifying Party, or is adjudicated on a final, non-appealable basis by a court of competent jurisdiction, to be payable pursuant to this Section 8, the Indemnifying Party shall satisfy its obligations within ten (10) Business Days of such agreement or final adjudication of such Loss by payment by wire transfer of immediately available funds to NYDIG Parties’ Account or Sellers’ Account, as applicable, or such other account as the Indemnified Party shall have instructed at least two (2) Business Days prior to the expiration of such ten (10)-Business Day period. The Parties agree that should an Indemnifying Party not make full payment of any such obligations within such ten (10) Business Day period, any amount payable shall accrue interest from and including the date of such agreement or final adjudication to and including the date such payment has been made at a rate per annum equal to ten percent (10%). Such interest shall be calculated daily on the basis of a 365/366-day year and the actual number of days elapsed, without compounding. 8.7. Exclusive Remedy The Parties hereto acknowledge and agree (each on its own behalf and on behalf of its respective Indemnified Parties) that, following Closing, the indemnification provisions in this Section 8 shall be their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud or willful breach on the part of a Party hereto in connection with the Transactions), or any inaccuracy in or breach of any representation, warranty, covenant, agreement or obligation set forth herein, in the REPA or in any other

25 Transaction Document, or otherwise relating to the subject matter hereof and thereof; provided that nothing in this Section 8.7 shall limit any Person’s right to seek and obtain any equitable relief. Notwithstanding the foregoing sentence, nothing contained in this Section 8.7 shall have any effect on any Party’s rights under Section 7.4. 8.8. Release. In further consideration of NYDIG’s execution of this Agreement, each Seller Party for itself and on behalf of its successors (including, without limitation, any trustees acting on behalf of each Seller Party and any debtor-in-possession with respect to such Seller Party), assigns and subsidiaries, hereby forever releases each of NYDIG and its successors, assigns, parents, subsidiaries, affiliates, officers, employees directors, agents and attorneys (collectively, the “Releasees”) from any and all claims, demands, liabilities, disputes, causes, damages, actions and causes of action (whether at law or in equity) of every nature whatsoever, whether liquidated or unliquidated, matured or unmatured, fixed or contingent, to the extent known by any Seller Party and existing on or prior to the Closing Date solely with respect to the Transaction Documents, that such Seller Party may have against the Releasees that arise from or relate to any actions which the Releasees may have taken or omitted to take in connection therewith prior to the date this Agreement was executed, including without limitation with respect to the Outstanding Debt, any Collateral (as defined under the Senior Loan Agreement and the Mortgage Note, as context requires), the Transaction Documents and any third parties liable in whole or in part for the Outstanding Debt thereunder, other than arising out of NYDIG’s gross negligence or willful misconduct. The Sellers know of no claims against the NYDIG Parties or their Affiliates relating to or arising out of the Agreement that are not covered by the release contained in this Section 8.8 and have neither assigned nor transferred any of the claims released herein to any Person and no Person has subrogated to or has any interest or rights in any claims. 8.9. Tax Treatment of Indemnification Payments All indemnification payments made pursuant to this Section 8 shall be treated by the Parties as an adjustment to the Purchase Price, unless otherwise required by Applicable Law. 8.10. Waiver of Subrogation and Subordination. Until all of the Seller Parties’ Indemnity Obligations are fully performed, each Seller Party (A) will have no right of subrogation against any other Seller Party by reason of any payments or acts of performance by such Seller Party under any Transaction Document, and (B) subordinates any liability or indebtedness of any other Seller Party now or hereafter held by it to such other Seller Party’s Indemnity Obligations. 8.11. Bankruptcy Matters. Subject to Applicable Law and the exercise of fiduciary duties, no Seller Party will, without the prior written consent of NYDIG, commence (or join with any other person in commencing) any bankruptcy, reorganization, or insolvency proceeding against any other Seller Party. Except as required by Applicable Law, the obligations of each Seller Party with respect to its respective Indemnity Obligations by virtue of any Transaction Document will not be altered, limited, or affected by any proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation, or arrangement of any other Seller Party (any such other Seller Party that is subject to such bankruptcy, insolvency, receivership, reorganization, liquidation, or arrangement, a “BK Seller Party”) or by any defense that any BK Seller Party may have by reason of any order, decree, or decision of any

26 court or administrative body resulting from any such proceeding. Unless and until all of its Indemnity Obligations are fully performed, and in addition to all rights of the NYDIG Parties under this Agreement and under Applicable Law to assert and recover such Indemnity Obligations (and any other claims of the NYDIG Parties against any BK Seller Party) directly against any BK Seller Party, any claims of such Seller Party against such BK Seller Party, including any claims arising post-petition, shall be subordinated to such Seller Party’s respective Indemnity Obligations to the extent not fully performed, and such Seller Party shall pay any amounts received on account of any subordinated claim to NYDIG (or its designee) until such Seller Party’s Indemnity Obligations are paid in full. Section 9. MISCELLANEOUS 9.1. Notices. All notices, consents, waivers and other communications required or permitted under this Agreement and each other Transaction Document (except to the extent otherwise specifically provided in such other Transaction Document) shall be in writing and shall be deemed to have been duly given if delivered in person, or by certified mail (postage prepaid, return-receipt requested), overnight by a national recognized delivery service (with proof of delivery given by such service) or e-mail (with confirmation of transmission), in each case to the addresses set forth below (or to such other addresses as a Party may designate by notice to each other Party given in accordance with this Section 9.1): If to any Seller Party: c/o Greenidge Generation Holdings Inc. 135 Rennell Drive 3rd Floor Fairfield, CT 06890 Attention: David Anderson, Chief Executive Officer Email: danderson@greenidge.com with simultaneous copy by like means (which copy shall not constitute notice) to: Zukerman Gore Brandeis & Crossman, LLP Eleven Times Square, 15th Floor New York, NY 10036 Attention: Clifford A. Brandeis; Karen S. Park Email: cbrandeis@zukermangore.com; kpark@zukermangore.com If to any NYDIG Party: c/o NYDIG ABL LLC One Vanderbilt Avenue, 65th Floor New York, NY 10017 Attention: Legal Department; Trevor Smyth Email: ABLlegal@nydig.com; trevor.smyth@nydig.com with simultaneous copy by like means (which copy shall not constitute notice) to: Sidley Austin LLP 787 7th Ave New York, NY 10019 Attention: Elizabeth R. Tabas Carson;

27 Chaim Theil; Email: etabas@sidley.com; ctheil@sidley.com; 9.2. Binding Effect. This Agreement shall be binding upon the Parties and their respective successors and permitted assigns and shall inure to the benefit of the Parties and their respective successors and permitted assigns. 9.3. Entire Agreement. This Agreement and the other Transaction Documents represent the entire agreement between the Parties hereto with respect to the subject matter hereof and supersede all prior negotiations, agreements and understandings with respect thereto, both written and oral. Notwithstanding the foregoing or anything to the contrary herein, the Disclosure Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. 9.4. Severability. If any term or other provision of this Agreement or any other Transaction Document is determined to be invalid, illegal or incapable of being enforced under any Applicable Law, all other conditions and provisions of this Agreement and such other Transaction Document, respectively and as applicable, shall nevertheless remain in full force and effect so long as the economic and legal substance of the Transactions as originally intended by the Parties remains effected. Upon such determination that any such term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement or such Transaction Document, as applicable, so as to effect the original intent of the Parties as closely as possible in order that the economic and legal substance of the Transactions is effected as originally contemplated to the greatest extent possible. 9.5. Strict Construction; No Inference from Drafting. The language used herein will be deemed to be the language jointly chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party. The Parties acknowledge that they have been represented by counsel and that this Agreement has resulted from extended negotiations between the Parties. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. 9.6. Computation of Periods. If the final day of any period of time in any provision of this Agreement falls upon a non-Business Day, then the time of such period shall be extended to the next day which is a Business Day. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a non-Business Day in which event the period shall run until the end of the next Business Day. 9.7. Amendments and Waiver. This Agreement may not be modified, amended, supplemented or terminated (in whole or in part and whether by merger or otherwise) except by written agreement specifically referring to this Agreement signed by all of the Parties. No waiver of a breach or default hereunder shall be considered valid unless in writing and signed by the

28 Party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. 9.8. Assignment. Neither this Agreement nor any of the rights, interests or obligations of a Party hereunder shall be assigned (whether by operation of law or otherwise) at any time by such Party without the prior written consent of each other Party. Following the date hereof, the NYDIG Parties may, in their sole discretion, assign, in whole or in part, any of its rights, interests and obligations hereunder to an Affiliate of NYDIG without the prior written consent of the Sellers; provided such assignment shall not relieve the NYDIG Parties of their respective obligations under this Agreement. Any attempted assignment in violation of this Section 9.8 shall be null and void, ab initio. 9.9. Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in Person other than a Party hereto and, all provisions hereof shall be personal solely among the Parties to this Agreement, except that Section 8 is intended to benefit the NYDIG Indemnified Parties and Seller Indemnified Parties. 9.10. Prevailing Party Expenses. Should an Action be brought to enforce or interpret any part of this Agreement or any other Transaction Document, the prevailing Party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including, without limitation, costs, expenses and fees on any appeal). The prevailing Party shall be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment, and any costs incurred in connection with enforcing this Section 9.10. 9.11. Interpretation. For purposes of this Agreement and each other Transaction Document, the following rules of interpretation shall apply, except to the extent otherwise expressly provided or the context otherwise requires: (a) any reference to “$” shall mean U.S. dollars; (b) references to “Exhibit,” “Annex,”, “Appendix”, “Article,” “Section” or “Sections” in this Agreement refer to the corresponding exhibit, annex, article, section or sections, respectively, of this Agreement; (c) all exhibits, appendices, and annexes attached hereto or referred to herein, and the Disclosure Schedules, are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any exhibit, appendix, annex or the Disclosure Schedules but not otherwise respectively defined therein shall be defined as set forth in this Agreement;

29 (d) the headings and captions of each exhibit, appendix, annex, article and section in this Agreement, the Disclosure Schedules, and, as applicable, in each other Transaction Document, are provided for convenience only and shall not affect the construction or interpretation of this Agreement, the Disclosure Schedules, or such other Transaction Document; (e) any reference to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa; (f) the words such as “herein,” “hereof,” “hereunder” and “herewith” in this Agreement refer to this Agreement as a whole and not merely to a subdivision in which such words appear; (g) the word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. 9.12. Disclosure Schedules. The information set forth in this Agreement and the Disclosure Schedules is disclosed solely for purposes of this Agreement, and no information set forth herein or therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever (including any violation of Applicable Law or breach of Contract). Notwithstanding anything to the contrary set forth in the Disclosure Schedules or this Agreement, the information and disclosures set forth in any section of the Disclosure Schedules shall be deemed to be disclosed and incorporated by reference in any other section of the Disclosure Schedules for which applicability of such information and disclosure is reasonably apparent on its face. The fact that any item of information is disclosed in any section of the Disclosure Schedules shall not be construed to mean that such information is required to be disclosed by this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement, or the inclusion of any specific item in the Disclosure Schedules, is not intended to imply that such amounts (or any higher or lower amounts), or the items so included, or other items, are or are not required to be disclosed or are material. The Disclosure Schedules are qualified in their entirety by reference to specific provisions of the Agreement, and are not intended to constitute, and shall not be construed as constituting, any representations or warranties of the Seller Parties, except as and to the extent specifically provided in this Agreement. 9.13. No Waiver of Privilege, etc. Notwithstanding anything herein or in any other Transaction Document to the contrary, in disclosing information contained in the Disclosure Schedules, or furnished in connection with NYDIG Parties’ diligence, the negotiation and preparation of this Agreement and other Transaction Documents, or consummation of the Transactions, Sellers expressly do not waive any attorney-client privilege associated with any such information or any protection afforded by the “work product doctrine” with respect to any of the matters disclosed or discussed therein. 9.14. Governing Law; Waiver of Jury Trial. This Agreement shall be governed by, and construed and enforced in accordance with, all of the internal laws of the State of New York, without giving effect to conflict of law principles thereof, including its statute of limitations, and without regard to any borrowing statute that would result in the application of the statute of

30 limitations of any other jurisdiction. Each Party hereby, by its execution hereof, (a) irrevocably submits to the exclusive jurisdiction of, and irrevocably waives any venue objections against, the federal and state courts located in the Borough of Manhattan in the City of New York in any Action arising out of this Agreement (provided that in the event subject matter jurisdiction is declined by or unavailable in such courts, such Action shall be instituted in any other state or federal court sitting in the State of New York), (b) agrees that service of process made in any manner pursuant to New York law will constitute good and valid service of process in any such Action, and (c) waives and agrees not to assert (by way of motion, as a defense or otherwise) in any such Action any claim that service of process made in accordance with this Agreement does not constitute good and valid service of process therein; provided, however, that notwithstanding anything to the contrary set forth herein, any Party may commence any Action in any court solely for the purpose of enforcing an Order issued by one of the aforementioned courts or to enforce any of the provisions set forth in this Section 9.14. THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT (INCLUDING IN CONNECTION WITH ANY ACTION DESCRIBED IN THIS SECTION 9.14), AND ANY SUCH ACTION WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION (AS SET FORTH IN THIS SECTION 9.14) BY A JUDGE SITTING WITHOUT A JURY. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES. 9.15. Counterparts This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by electronic means shall be effective as delivery of an originally executed counterpart to this Agreement. 9.16. Electronic Signatures For purposes of this Agreement and any other Transaction Document, except to the extent otherwise expressly provided by such other Transaction Document, the use of electronic signatures and electronic records (including any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York Electronic Signature and Records Act, and any state Applicable Law based on the Uniform Electronic Transactions Act, the Uniform Commercial Code or otherwise. [Remainder of Page Intentionally Left Blank; Signature Pages Follow]

[Signature Page to Asset Purchase Agreement] SELLERS: GREENIDGE GENERATION HOLDINGS INC. By: Name: Dale Irwin Title: President GREENIDGE SOUTH CAROLINA LLC By: Name: Dale Irwin Title: President 300 JONES ROAD LLC By: Name: Dale Irwin Title: President DocuSign Envelope ID: 932F6A4A-C481-4CF9-84D8-194C1240FE9E

[Signature Page to Asset Purchase Agreement] SOLELY FOR THE PURPOSES OF SECTION 8 GREENIDGE GENERATION LLC By: Name: Dale Irwin Title: President GREENIDGE TEXAS LLC By: Name: Dale Irwin Title: President GTX GEN 1 LLC By: Name: Dale Irwin Title: President GTX DEV 1 LLC By: Name: Dale Irwin Title: President GREENIDGE GENERATION BLOCKER INC. By: Name: Dale Irwin Title: President DocuSign Envelope ID: 932F6A4A-C481-4CF9-84D8-194C1240FE9E

[Signature Page to Asset Purchase Agreement] GREENIDGE PIPELINE LLC By: Name: Dale Irwin Title: President GREENIDGE PIPELINE PROPERTIES CORPORATION By: Name: Dale Irwin Title: President GREENIDGE MARKETS AND TRADING LLC By: Name: Dale Irwin Title: President GSC RE LLC By: Name: Dale Irwin Title: President GREENIDGE GENERATION HOLDINGS LLC By: Name: Dale Irwin Title: President DocuSign Envelope ID: 932F6A4A-C481-4CF9-84D8-194C1240FE9E

[Signature Page to Asset Purchase Agreement] SUPPORT.COM, INC. By: Name: Dale Irwin Title: President SUPPORT.COM SERVICES HOLDING COMPANY, INC. By: Name: Dale Irwin Title: President GGHI INACTIVE HOLDINGS LLC By: Name: Dale Irwin Title: President DocuSign Envelope ID: 932F6A4A-C481-4CF9-84D8-194C1240FE9E

[Signature Page to Asset Purchase Agreement] IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered by its proper and duly authorized officers as of the day and year first above written. NYDIG PARTIES: SC 1 MINING SITE LLC By: Name: Title: Trevor Smyth Authorized Signatory NYDIG ABL LLC By: Name: Title: Emily Barron Authorized Signatory DocuSign Envelope ID: 7E3920F9-E058-463E-A1D9-D13FE06317CF

ANNEX I SELLER AFFILIATES 1. Greenidge Texas LLC 2. GTX Gen 1 LLC 3. GTX Dev 1 LLC 4. Greenidge Generation Blocker Inc. 5. Greenidge Generation Holdings LLC 6. Greenidge Generation LLC 7. Greenidge Pipeline LLC 8. Greenidge Pipeline Properties Corporation 9. Greenidge Markets And Trading LLC 10. GSC Re LLC 11. Support.Com, Inc. 12. Support.Com Services Holding Company, Inc. 13. GGHI Inactive Holdings LLC.

ANNEX II DEFINED TERMS For purposes of this Agreement, the following terms have the respective meanings set forth below: "2021 Tax Liability” has the meaning set forth in Section 5.8. “Action” means, with respect to any Person, any action, suit, claim, proceeding (whether administrative, judicial or otherwise), investigation or arbitration (whether or not purportedly on behalf of such Person) at law or in equity, or before or by any Governmental Authority, domestic or foreign, whether pending or threatened in writing against or affecting such Person or its properties. “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling (including any member of senior management of such Person), controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means either (a) the power to vote, or the beneficial ownership of, ten percent (10%) or more of the voting capital stock of such Person or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or other beneficial interests or by Contract or otherwise. “Agreement” has the meaning set forth in the preamble. “Applicable Law” means, as to any given Person, asset or action, collectively, all non- U.S. and U.S. federal, state, provincial, local or municipal laws, statutes, ordinances, principles of common law, regulations, rules and Orders duly promulgated or issued by a Governmental Authority, in each case applicable to such Person, asset or action. “Assignment and Assumption Agreement” means that certain assignment and assumption agreement substantially in the form attached hereto as Exhibit B. “Assumed Liabilities” has the meaning set forth in Section 2.3. “Bankruptcy Event” shall mean the occurrence of any of the following: (a) any Seller Party shall commence any case, proceeding or other action (i) under any existing or future Applicable Law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, relief of debtors or the like, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any portion of its assets, or any Seller Party shall make a general assignment for the benefit of its creditors; (b) there shall be commenced against any Seller Party any case, proceeding or other action of a nature referred to in clause (a) above which remains undismissed, undischarged or unbonded for a period of thirty (30) days; (c) there shall be commenced against any Seller Parties any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against (i) all or a substantial portion of the assets of a Seller Party, (ii) the Purchased Assets, and/or (iii) the Business, which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within thirty (30) days from the entry thereof; or (d) an affirmative vote of any Seller Party’s governing body to commence any case, proceeding or other action described in clause (a) above. “Bill of Sale” means that certain bill of sale substantially in the form attached hereto as Exhibit A. “BK Seller Party” has the meaning set forth in Section 8.11. “Board Observation Rights Letter” means that certain letter agreement dated January 30, 2023, entered into by and between NYDIG and Holdings. “Business” has the meaning set forth in the recitals. “Business Day” means any day other than (i) Saturday or Sunday and (ii) any other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close. “Cap” has the meaning set forth in Section 8.4(a)(i). “Cash Deposits” means $2,160,000.00. “Cash Payment Amount” means $3,583,458.53. “Census” means the confidential employee census delivered to the NYDIG Parties on or prior to the Closing Date. “Certificate of Non-Foreign Status” means the certificate of non-foreign status substantially in the form attached as Exhibit D to the REPA. “Closing” has the meaning set forth in Section 4.1. “Closing Date” has the meaning set forth in the preamble. “Closing Payment Amount” has the meaning set forth in Section 3.2(a). “Closing Statement” has the meaning set forth in Section 3.4. “Closing Time” has the meaning set forth in Section 4.1. “Code” means the Internal Revenue Code of 1986, as amended. “Completed” shall have the meaning given to such term in the REPA. “Completion Certificate Date” has the meaning set forth in the TSA.

“Confidential Information” has the meaning set forth in Section 7.9. “Contract” means any legally binding contract, agreement, indenture, note, bond, loan, lease, sublease, conditional sales contract, mortgage, license, sublicense, franchise agreement, obligation, promise, undertaking, commitment or other arrangement, including all amendments, supplements and other modifications thereto (in each case, whether written or oral). “Deed” has the meaning given to such term in the REPA. “Deferred Interest Amount” means, in the aggregate, the amount of accrued and unpaid interest in respect of (i) the Senior Loan, and (ii) the Mortgage Loan, in each case calculated as of Closing, being an amount equal to $862,094.01. “Designated Employees” has the meaning set forth in Section 7.7. “Dresden Hosting Agreements” means, collectively, (a) that certain Hosting Services Agreement, effective as of January 30, 2023, between Property Seller Parent, as host, and Rigs NY 1 LLC, as client, and Order (Dresden) thereunder, dated as of January 30, 2023, and (b) that certain Hosting Services Agreement, effective as of January 30, 2023, between Property Seller Parent, as host, and Rigs NY 2 LLC, as client, and Order (Dresden) thereunder, dated as of January 30, 2023. “Direct Claim” has the meaning set forth in Section 8.5(c). “Direct Claim Response Period” has the meaning set forth in Section 8.5(c). “Disclosure Schedules” means the Disclosure Schedules delivered by Sellers concurrently with the execution and delivery of this Agreement. “Employment Offer” means an offer of employment on an “at will basis,” from Purchaser (or its designee), at a base salary and wages, benefits and titles that, at the NYDIG Parties’ sole discretion is either (A) no less than favorable than that in effect for such Designated Employee immediately prior to Closing or (B) no less favorable than that provided to similarly situated employees of the NYDIG Parties and their Affiliates. “Excluded Assets” has the meaning set forth in Section 2.2. “Excluded Contracts” has the meaning set forth in Section 2.2(a). “Excluded Liabilities” has the meaning set forth in Section 2.4. “First Construction Bonus Amount” means $960,000. “Fundamental Representations” means, collectively, the Sellers’ Fundamental Representations and the NYDIG Parties’ Fundamental Representations. “GAAP” means U.S. generally accepted accounting principles as in effect from time to time, consistently applied.

“Generation” means Greenidge Generation LLC, a New York limited liability company, and a Seller Affiliate. “Governmental Authority” means any federal, state, municipal, national or other government, governmental department, quasi-governmental authority, commission, board, bureau, court, tribunal, Tax commission or official, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States or other foreign entity or government. “Holdings” has the meaning set forth in the preamble. “Income Tax” means any federal, state, local, or non-U.S. net income tax, including any interest, penalty, or addition thereto, whether disputed or not. “Income Tax Return” means any Tax Return relating to Income Taxes. “Indemnified Party” has the meaning set forth in Section 8.5. “Indemnifying Party” has the meaning set forth in Section 8.5. “Indemnity Obligations” means, as to an Indemnifying Party, such Indemnifying Party’s indemnification obligations arising under or out of, as applicable to such Indemnifying Party, including Section 8.2 or Section 8.3. “Insurance Policy” or “Insurance Policies” has the respective meaning given to such terms in Section 5.15. “Interested Party” means (i) any member, shareholder, director, manager or officer of any Seller, or (ii) any immediate family member of any such Person. “Liability” means any liability, debt, obligation, loss, damage, claim, demand, Action, cause of Action, cost, deficiency, penalty, fine or expense (including costs of investigation and defense and reasonable attorney’s fees, costs and expenses), in each case whether known or unknown, whether asserted or unasserted, whether fixed, absolute or contingent, whether matured or unmatured, whether accrued or unaccrued, whether disputed or undisputed, whether secured or unsecured, whether joint or several, whether vested or unvested, whether liquidated or unliquidated, whether due or to become due, or whether executory, determined, determinable, or otherwise, direct or indirect and whether accrued or contingent. “Lien” means (a) any lien, mortgage, pledge, assignment, hypothecation, security interest, lease, deficiency, condition, debt, deed of trust, tax, covenant, claim, option, right of first refusal, preemptive right, restriction, charge or encumbrance of any kind (including any agreement to grant any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, whether imposed by Contract, understanding, Applicable Law, equity, arising under the UCC or otherwise, and (b) in the case of securities, in addition to the foregoing, any purchase option, call or similar right of a third party with respect to such securities. “Losses” means any and all out-of-pocket losses, damages (including collections in connection with any Liens), Liabilities, costs, fees, and expenses, including all reasonable and documented attorneys’ fees; notwithstanding the foregoing, “Losses” shall not include (other than to the extent actually paid to a third party) any punitive, consequential, or special damages. “Material Adverse Effect” means any change, event (including pending and threatened litigation), state of facts, circumstance, occurrence, condition or effect that, individually or in the aggregate, taking into account all other changes, events, state of facts, circumstances, occurrences, conditions or effects, has had, or could be reasonably expected to have, a material adverse effect or material adverse change on (1) the Purchased Assets, taken as a whole, or (2) the ability of any Seller to enter into this Agreement and any other Transaction Document to which it is a party, to consummate the Transactions substantially in accordance herewith and therewith, or to perform any of its material obligations hereunder or thereunder; provided, however, that “Material Adverse Effect” shall not include any change, event, state of facts, circumstance, occurrence, condition or effect arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes or event in or condition of financial or securities markets in general; (iv) any global, national or regional economic, business, regulatory or political conditions, acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any changes in Applicable Laws or GAAP; (vi) any natural disaster or force majeure event, or the escalation or worsening thereof; (vii) whether or not a force majeure event, any events or conditions arising in connection with or resulting from an epidemic, pandemic, disease outbreak, or public health emergency; (viii) any action or inaction requiring consent under this Agreement or any other Transaction Document, or (xi) the public announcement, pendency or completion of the Transactions; except to the extent that any such any change, event, state of facts, circumstance, occurrence, condition or effect in the foregoing clauses (i) through (vii) has a disproportionate adverse effect on any of the Sellers or, taken as a whole, the Purchased Assets relative to the adverse effect such event, circumstance, development, change, occurrence or effect has on other companies operating in the Business or the other industries in which the Sellers materially engage. “Material Contract” has the meaning set forth in Section 5.5(a). “Mortgage Instrument” means that certain Hypothecated Mortgage, Assignment of Rents and Security Agreement, dated as of April 27, 2022, entered into by and between Property Seller, as mortgagor, and Original Mortgagee, as mortgagee, as such agreement was modified by that certain Modification of Hypothecated Mortgage, Assignment of Rents and Security Agreement, dated as of September 27, 2022, and further modified by that certain Second Modification of Hypothecated Mortgage, Assignment of Rents and Security Agreement, dated as of February 27, 2022, and as may be further amended, restated, supplemented or otherwise modified from time to time in accordance therewith. “Mortgage Loan” means the loan made under, and evidenced by, the Mortgage Note and other Mortgage Loan Documents.

“Mortgage Loan Documents” means those certain agreements, instruments, certificates and other documents delivered in connection with the Mortgage Note, including the Mortgage Note and the Mortgage Instrument, and which otherwise evidence, govern, secure, guaranty or perfect the loans made under and evidenced by the Mortgage Note, including any indemnities delivered in connection therewith. “Mortgage Loan Indebtedness” means all Liabilities of any Borrower (as that term is defined in the Mortgage Note) and Guarantor (as that term is defined in the Mortgage Note) under the Mortgage Loan Documents. “Mortgage Note” means that certain Amended and Restated Bridge Promissory Note, with an amendment and restatement date of August 10, 2022, by and between Holdings, as borrower, and NYDIG, as such note was amended by that certain Consent and Amendment No. 1 to Amended and Restated Bridge Promissory Note, dated as of January 30, 2023, that certain Amendment No. 2 to Amended and Restated Bridge Promissory Note, dated as of March 29, 2023, and that certain Amendment No. 3 to Amended and Restated Bridge Promissory Note, dated as of June 20, 2023, and that certain Amendment No. 4 to Amended and Restated Bridge Promissory Note, dated as of August 21, 2023, and as it may be further amended, restated, supplemented, or otherwise modified from time to time in accordance with its provisions. “Mortgage Note A&A” means that certain Assignment and Assumption, effective as of July 20, 2023, by and between Original Mortgagee, as assignor, and NYDIG, as assignee, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance therewith. “NYDIG” has the meaning set forth in the preamble. “NYDIG Indemnified Party” and “NYDIG Indemnified Parties” have the respective meaning given to such terms in Section 8.2. “NYDIG Parties” and “NYDIG Party” have the respective meanings set forth in the preamble. “NYDIG Parties’ Account” means the bank account(s) designated in writing by or on behalf of NYDIG at least one (1) Business Day prior to Closing, or such other bank account(s) as may otherwise be designated in writing by or on behalf of NYDIG to Sellers. “NYDIG Parties’ Fundamental Representations” means those representations and warranties set forth in Section 6.1 (Organization; Requisite Power and Authority; Qualification), Section 6.2 (Due Authorization), Section 6.3 (No Conflicts), and Section 6.4 (Brokers). “NYDIG Parties’ Representations” means, collectively, the representations and warranties of an NYDIG Party set forth in any Transaction Document or any certificate or document delivered pursuant to any Transaction Document. “NYDIG Site Visit Date” has the meaning set forth in the recitals. "OFAC" means the U.S. Treasury Department’s Office of Foreign Assets Control.

“Order” means any order, writ, injunction, judgment, decision, ruling, decree, award, determination or stipulation issued, promulgated or entered by, or any settlement or other agreement under the jurisdiction of, any court, arbitrator, mediator or other Governmental Authority or tribunal. “Ordinary Course of Business” means, with respect to any Person, the ordinary course of business of such Person consistent with past practice during the 12-month period immediately preceding the Closing Date. “Organizational Document” means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (b) with respect to any limited liability company, its certificate of formation, as amended, and its operating agreement, as amended and (c) with respect to any other entity, such entity’s formation and operating documents. “Original Mortgagee” means B. Riley Commercial Capital, LLC, a Delaware limited liability company. “Outstanding Debt” has the meaning set forth in Section 3.1. “Partial Termination of Fee Agreement” means that certain agreement by and between Property Seller Parent and Spartenburg County, South Carolina, dated November __, 2023, which provides, among other things, for the waiver, discharge and release by Spartenburg County, South Carolina of any subsequent purchasers of the “FILOT Termination Property” (as that term is defined in the Partial Termination of Fee Agreement) with respect or relating to, or in any way connected with, the FILOT Termination Property under and pursuant to the Spartenburg County Tax Agreement. “Party” means, individually, each of NYDIG, the Purchaser and the Sellers, and “Parties” means, collectively, NYDIG, the Purchaser and the Sellers. “Permit” has the meaning set forth in Section 5.6. “Permitted Exception” has the meaning set forth in the REPA. “Permitted Liens” means (i) statutory liens for Taxes, assessments or other statutory or governmental charges not yet due and payable and for which adequate reserves have been maintained in accordance with acceptable accounting principles, and (ii) Liens arising under the Senior Loan Documents or Mortgage Loan Documents in favor of the NYDIG Parties. “Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, statutory trusts, series trusts, or other organizations and entities, whether or not legal entities, and Governmental Authorities. “Pre-Closing Tax Period” shall have the meaning given such term in the REPA.

“Prepaid Amounts” means any and all security deposits, earnest money deposits, other deposits, advance payments and prepaid charges, paid or remitted by any Seller Party (including, for the avoidance of doubt, any utility providers). “Project” has the meaning set forth in the REPA. “Project Agreement” has the meaning set forth in the REPA. “Project Records” has the meaning set forth in the REPA. “Property” has the meaning set forth in the REPA. “Property Seller” has the meaning set forth in the preamble. “Property Seller Parent” has the meaning set forth in the preamble. “Property Work” has the meaning set forth in the TSA. “Property Work Completion Certificate” has the meaning set forth in the TSA. “Purchase and Sale of the Property” has the meaning set forth in the recitals. “Purchase and Sale of the Specified Assets” has the meaning set forth in the recitals. “Purchase Price” has the meaning set forth in Section 3.3(b). “Purchase Price Allocation” has the meaning set forth in Section 3.3(a). “Purchased Assets” has the meaning set forth in the recitals. “Purchased Contract” has the meaning set forth in Section 2.1(a). “Purchaser” has the meaning set forth in the preamble. “Real Property” has the meaning set forth in the REPA. “Recovery” has the meaning set forth in Section 7.4. “Refund Amount” has the meaning set forth in the Spartanburg Hosting Termination Agreement. “Releasees” has the meaning set forth in Section 8.8. “REPA” has the meaning set forth in the recitals. “REPA Parties” means, collectively, the “Parties” as that term is defined in the REPA.

“Representatives” means, with respect to a given Person, such Person’s directors, partners, members, managers, officers, employees, consultants, financial advisors, counsel, accountants and other duly authorized agents and other representatives. “SAUT Exemption” means the Sales and Use Tax Exemption pursuant to § 12-36- 2120(79) of the Code of Laws of South Carolina, 1976 as set forth in the certain letter dated April 22, 2022, from the South Carolina Department of Commerce to Jeffrey E. Kirt and Property Seller Parent. “SEC” means the Securities and Exchange Commission. “Second Construction Bonus Amount” means $1,620,000. “Seller Affiliates” has the meaning set forth in the preamble. “Seller Indemnified Party” and “Seller Indemnified Parties” have the respective meaning given to such terms in Section 8.3. “Sellers” has the meaning set forth in the preamble. “Sellers’ Account” means the bank account(s) designated in writing by or on behalf of Sellers at least one (1) Business Day prior to Closing, or such other bank account(s) as may otherwise designated in writing by or on behalf of Sellers to NYDIG. “Sellers’ Fundamental Representations” means, collectively, those representations and warranties set forth in Section 5.1 (Organization; Requisite Power and Authority; Qualification), Section 5.2 (Due Authorization), Section 5.3 (No Conflicts; Consents), Section 5.4 (Brokers), Section 5.8 (Taxes), Section 5.9 (Title to Assets), Section 5.10 (No Other Claim or Encumbrance Holders), Section 5.11 (Interested Party Transactions), and Section 5.13 (No Bankruptcy Event, etc.). “Sellers’ Knowledge,” or any other similar knowledge qualification as to any Seller Party, means the actual knowledge of any of David Anderson, Dale Irwin and Christian Mulvihill, each after reasonable constructive inquiry consistent with their respective fiduciary duties to Sellers. “Sellers’ Representations” means, collectively, the representations and warranties of any Seller Party set forth in any Transaction Document or any certificate or document delivered pursuant to any Transaction Document. “Senior Loan” means, collectively, the loans made under, and evidenced by, the Senior Loan Agreement and other Senior Loan Documents. “Senior Loan Agreement” means that certain Senior Secured Loan Agreement, dated as of January 30, 2023, by and among NYDIG, as administrative agent and collateral agent, Holdings, as borrower representative and borrower, Generation, as borrower, those certain guarantors party thereto, and the Senior Loan Lenders, as such agreement was amended by that certain Amendment No. 1 to Senior Secured Loan Agreement, dated as of March 28, 2023, and that certain Amendment No. 2 to Senior Secured Loan Agreement, dated as of August 21, 2023, and as it may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with its provisions. “Senior Loan Documents” means those certain agreements, instruments, certificates and other documents delivered in connection with the Senior Loan, including the Senior Loan Agreement, and which otherwise evidence, govern, secure, guaranty or perfect the loans made under the Senior Loan Agreement. “Senior Loan Indebtedness” means all Liabilities of any Credit Party (as that term is defined in the Senior Loan Agreement) under the Senior Loan Documents, including, for the avoidance of doubt and without limiting the generality of the foregoing, all Liabilities that comprise “Obligations” (as that term is defined in the Senior Loan Agreement) thereunder. “Senior Loan Lenders” has the meaning set forth in the recitals. “Spartanburg County Tax Agreement” means that certain Fee in Lieu of Tax Agreement, dated as of March 21, 2022, by and between Spartanburg County, South Carolina and Property Seller Parent, as may be amended, restated, or otherwise modified. "Spartanburg Hosting Agreement” means that certain “Spartanburg” Hosting Agreement Order, effective as of August 10, 2023, by and between Purchaser (fka NYDIG Mining Equipment SPV 28 LLC and also fka Rigs 4 LLC), as client, and Property Seller Parent, as host. “Spartanburg Hosting Termination Agreement” means that certain termination agreement, in form and substance acceptable to the Parties, terminating the Spartanburg Hosting Agreement. “Specified Asset Seller” has the meaning set forth in the preamble. “Specified Assets” has the meaning set forth in Section 2.1. “Subsidiary” means, with respect to any Person, corporation, partnership, limited liability company, association, joint venture or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person. “Surviving Obligations” has the meaning set forth in Section 4.3 “Tax Return” means any return, declaration, rendition, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof. “Taxes” means all present or future federal, state, local or foreign taxes or charges in the nature of taxes imposed by a Governmental Authority, including all income, gross receipts, capital, ad valorem, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, real property, personal property, windfall, profits, customs, duties, disability, environmental, premium, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sale taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto. “Term” has the meaning given such term in the TSA. “Terminated Agreement” means the Spartanburg Hosting Agreement. “Third-Party Claims” has the meaning set forth in Section 8.5(a). “Transaction Documents” means, collectively, this Agreement, the REPA, the Deed, the Bill of Sale, Assignment and Assumption Agreement, the TSA, Senior Loan Documents, the Mortgage Note A&A, Mortgage Loan Documents, the Property Work Completion Certificate and each other agreement, instrument and document to be entered into or executed in connection with the Transactions. “Transactions” has the meaning set forth in the recitals. “Transfer Taxes” has the meaning set forth in Section 7.2. “Transferred Permits” has the meaning set forth in Section 2.1(c). “Transferred Tangible Personal Property” has the meaning set forth in Section 2.1(b). “TSA” means that certain transition services agreement substantially in the form attached hereto as Exhibit C.

APPENDIX 2.1

PURCHASED ASSETS

(a) – Purchased Contract

1. Spectrum Enterprise Service Agreement, dated as of September 28, 2021, by and between Greenidge Generation Holdings Inc. and Spectrum Enterprise, as supplemented by that certain Service Order, dated as of September 28, 2021, and further supplemented by that certain Commercial Terms of Service.

(b) – Transferred Tangible Personal Property

See attached.

(c) – Transferred Permits

1. Certificate of Substantial Completion (AIA Document G704-2017), dated as of 8/25/23, Certifiate Number: 001, given by the contractor Roebuck Buildings Co. to the owner Property Seller Parent.

2. Backflow Prevention Assembly Field Testing and Maintenance Reports, dated as of August 28, 2023, Certificate Number – 142091525.

3. The following County of Spartanburg Permit Inspection Cards:

    - Permit Number 0523-0892, dated as of May 25, 2023 (description of work: new construction), issued to Roebuck Buildings Co., Inc.

    - Permit Number 0623-0913 (description of work: electrical 15kv distribution), issued to H&W Electrical Corporation, Inc.

    - Permit Number 0623-0933 (description of work: Pod 9 low voltage installation), issued to Roebuck Buildings Co., Inc.

    - Permit Number 0623-0934 (description of work: Pod 10 low voltage installation), issued to Roebuck Buildings Co., Inc.

    - Permit Number 0623-0935 (description of work: Pod 11 low voltage installation), issued to Roebuck Buildings Co., Inc.

    - Permit Number 0623-0937 (description of work: Pod 12 low voltage installation), issued to Roebuck Buildings Co., Inc.

    - Permit Number 0623-0938 (description of work: Pod 13 low voltage installation), issued to Roebuck Buildings Co., Inc.

    - Permit Number 0623-0926 (description of work: Pod 14 low voltage installation), issued to Roebuck Buildings Co., Inc.

- Permit Number 0623-0927 (description of work: Pod 15 low voltage installation), issued to Roebuck Buildings Co., Inc.

- Permit Number 0623-0931 (description of work: Pod 16 low voltage installation), issued to Roebuck Buildings Co., Inc.

- Permit Number 0623-0930 (description of work: Pod 17 low voltage installation), issued to Roebuck Buildings Co., Inc.

- Permit Number 0623-0932 (description of work: Pod 18 low voltage installation), issued to Roebuck Buildings Co., Inc.

- Permit Number 0623-0939 (description of work: Pod 19 low voltage installation), issued to Roebuck Buildings Co., Inc.

- Permit Number 0623-0940 (description of work: Pod 20 low voltage installation), issued to Roebuck Buildings Co., Inc.

4. The following Spartanburg County Building Code Inspection Worksheets:

   - Fire Permit (BLDCODFIRE-0823-0413), issued August 25, 2023, for 300 Jones Road, LLC.

   - Inspection Worksheet (BLDCODFIRE-0823-0413), inspection date October 24, 2023, for 300 Jones Road LLC.

   - Inspection Worksheet (BLDCODFIRE-1023-0436) inspection date October 18, 2023, for 300 Jones Road LLC.

   - Grading/Storm Water Permit (SWLESSTHN1-0523-0476), issued June 7, 2023, for 300 Jones Road, LLC.

   - Commercial Certificate of Occupancy (COMERCONST-0523-0892), issued May 5, 2023, for 300 Jones Road, LLC.

   - Inspection Worksheet (COMERCONST-0623-0926), issued September 28, 2023, for 300 Jones Road, LLC.

   - Inspection Worksheet (COMERCONST-0623-0932), issued September 28, 2023, for 300 Jones Road, LLC.

   - Inspection Worksheet (COMERCONST-0623-0930), issued September 28, 2023, for 300 Jones Road, LLC.

   - Inspection Worksheet (COMERCONST-0523-0892), issued September 28, 2023, for 300 Jones Road, LLC.

   - Inspection Worksheet (COMERCONST-0623-0940), issued September 28, 2023, for 300 Jones Road, LLC.

- Inspection Worksheet (COMERCONST-0623-0937), issued September 28, 2023, for 300 Jones Road, LLC.
- Inspection Worksheet (COMERCONST-0623-0935), issued September 28, 2023, for 300 Jones Road, LLC.
- Inspection Worksheet (COMERCONST-0623-0931), issued September 28, 2023, for 300 Jones Road, LLC.
- Inspection Worksheet (COMERCONST-0623-0927), issued September 28, 2023, for 300 Jones Road, LLC.
- Inspection Worksheet (COMERCONST-0623-0938), issued September 28, 2023, for 300 Jones Road, LLC.
- Inspection Worksheet (COMERCONST-0623-0939), issued September 28, 2023, for 300 Jones Road, LLC.
- Inspection Worksheet (COMERCONST-0623-0934), issued September 28, 2023, for 300 Jones Road, LLC.
- Inspection Worksheet (COMERCONST-0523-0892), issued September 28, 2023, for 300 Jones Road, LLC.
- Inspection Worksheet (BCDEMOLISH-0522-0009), issued November 6, 2023, for 300 Jones Road, LLC.

5. The following Spartanburg County Planning and Development Letters:

   - Zoning Verification Letter (ZPPLVERIFY-0422-0072), issued April 8, 2022, for 300 Jones Road, LLC.
   - Zoning Verification Letter (ZPPLVERIFY-0422-0076), issued April 8, 2022, for 300 Jones Road, LLC.

<u>(d) – Other Tangible and Intangible Assets</u>

- None.

APPENDIX 2.2 EXCLUDED ASSETS (a) – Excluded Contracts 1. AT&T Multi Service Agreement, by and between AT&T Affiliate and Greenidge Generation Holdings Inc., as supplemented by that certain AT&T Business Services Agreement (https://www.corp.att.com/agreement/), as further supplemented by that AT&T Dedicated Internet Pricing Schedule (Contract ID: 2332831), dated as of October 12, 2021, and as further supplemented by that AT&T Dedicated Internet Pricing Schedule (Contract ID: 2821957), dated as of March 16, 2023. 2. Master Services Agreement, dated as of January 1, 2022, by and between Property Seller Parent and Impelix, LLC, as supplemented by that certain Statement of Work for Managed Network & Network Security Services, dated as of January 25, 2023 and effective as of February 1, 2023. 3. Service Agreement, dated as of January 1, 2022, by and between Duke Energy Carolinas, LLC and Property Seller Parent, as supplemented by that certain Schedule OPT (SC) Option Power Service, Time-of-Use, effective for services rendered on and after October 1, 2022. 4. Electrical Service Agreement, dated as of August 9, 2023, by and between Duke Energy Carolinas, LLC and Property Seller Parent, as supplemented by that certain Schedule OPT (SC) Option Power Service, Time-of-Use, effective for services rendered on and after June 1, 2023. 5. Enterprise SaaS Terms and Conditions, by and between OBM, Inc. and Greenidge Generation Holdings, Inc and as further supplemented by that certain Foreman Enterprise SaaS Order Form, effective as of October 1, 2022. 6. User agreements, terms of use, terms of service and other online terms and agreements governing use by Sellers of the following software-as-a-service and/or tools: a. Slack (https://slack.com/legal); b. Retool (https://retool.com/tos.pdf); c. Smartsheet (https://www.smartsheet.com/legal/user-agreement); d. PowerBI (https://powerbi.microsoft.com/en-us/windows-license-terms/); and e. AWS (https://aws.amazon.com/service-terms/). 7. Invoice, dated July 24, 2023, by and between Spartanburg Water System and Property Seller Parent.

8. Purchase Order, dated April 4, 2023, by and between River City Equipment & Sales, Inc dba Blue Eagle Rentals and Greenidge Generation LLC. 9. Purchase Order, dated January 1, 2023, by and between Bragg Waste Services Inc and Greenidge Generation LLC. 10. Invoice, dated July 1, 2023, by and between Cintas and Greenidge Generation LLC. 11. Purchase Order, dated June 12, 2023, by and between Allied of Spartanburg, LLC and Greenidge Generation LLC 12. Purchase Order, dated as of April 13, 2023, by and between J&J Forklift Services LLC and Greenidge Generation LLC 13. Arrangements with POD filter material suppliers, which are ordered on an as-needed basis and invoiced accordingly. 14. Purchase Order, dated May 27, 2023, by and between All Phase Electric and Greenidge Generation LLC. 15. Service Agreement, dated as of January 3, 2023, by and between Vista Security Group, Inc. and Greenidge Generation, and as supplemented by the Purchase Order, dated May 23, 2023. 16. Purchase Order, dated December 28, 2022, by and between National Construction Rentals Inc., as further supplemented by that certain Fence Renewal Quotation, dated as of May 28, 2023. 17. Fee in Lieu of Tax Agreement, dated as of March 21, 2022, by and between Spartanburg County, South Carolina and Property Seller Parent 18. Hosting Service Agreement, dated as of March 15, 2023, by and between Conifex Mackenzie Forest Products Inc., and Property Seller Parent; 19. Co-location Hosting Agreement, dated as of May 13, 2022, by and between 300 Jones Road LLC and GSC Collateral LLC. 20. Contingency Search Agreement and Fee Schedule, dated as of September 17, 2019, by and between Greenidge Generation and iWorld Professionals, LLC. 21. Hosting Services Agreement, effective as of January 30, 2023, between Property Seller Parent, as host, and Rigs NY 1 LLC, as client, and Order (Dresden) thereunder, dated as of January 30, 2023. 22. Hosting Services Agreement, effective as of January 30, 2023, between Property Seller Parent, as host, and Rigs NY 2 LLC, as client, and Order (Dresden) thereunder, dated as of January 30, 2023.

23. Hosting Order Termination Agreement, dated as of August 10, 2023, by and between Greendige South Carolina LLC, as host, Purchaser (fka NYDIG Mining Equipment SPV 28 LLC and also fka Rigs 4 LLC) and NYDIG Mining Equipment SPV 30 (fka Rigs SC 1 LLC). 24. Any employment agreements by and between any Seller and such Seller’s employees, including, for the avoidance of doubt, the Designated Employees. 25. General Lease Terms and Conditions, dated as of November 2022, by and between Carolina Modular Buildings, Inc. and Property Seller Parent. (k) – Other Excluded Assets and Properties 1. Any Organizational Document of any Seller Party or any Affiliates thereof.

EXHIBIT A FORM OF BILL OF SALE [See attached.]

Execution Version BILL OF SALE THIS BILL OF SALE (“Bill of Sale”) is made this [•] day of [•], 2023 by and among (i) Greenidge Generation Holdings Inc., a Delaware corporation (“Holdings”), (ii) Greenidge South Carolina LLC, a Delaware limited liability company and a wholly-owned direct subsidiary of Holdings (“Property Seller Parent”, and together with Holdings, the “Specified Asset Sellers,” and each of them, a “Specified Asset Seller”), (iii) NYDIG ABL LLC, a Delaware limited liability company (“NYDIG”), and (iv) SC 1 Mining Site LLC, a Delaware limited liability company and affiliate of NYDIG (the “Purchaser”). Reference is made to the Asset Purchase Agreement, dated as of [•], 2023, by and among (i) NYDIG, (ii) Purchaser, (iii) Specified Asset Sellers, (iv) 300 Jones Road LLC, a Delaware limited liability company and a wholly-owned indirect subsidiary of Property Seller Parent, and (v) solely for purposes of Section 8 thereto, each of the wholly-owned direct and indirect subsidiaries of Holdings listed on Annex I thereto (the “Purchase Agreement”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement. For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Specified Asset Sellers do hereby grant, bargain, transfer, sell, assign, convey and deliver to the Purchaser (as designee of NYDIG), all of their respective right, title, possession of, and interest in and to the assets set forth on Annex A hereto (the “Assets”), to have and to hold the same unto the Purchaser (as designee of NYDIG), their successors and assigns, forever. For the avoidance of doubt, the Assets do not include any such fixtures, machinery, equipment, furniture, furnishings, fittings, articles of personal property, and improvements in the nature of personal property, belonging to any public utility, or any other person or entity except the Specified Asset Sellers. The Purchaser (as designee of NYDIG) acknowledges that the Specified Asset Sellers make no representation or warranty with respect to the Assets being conveyed hereby except as specifically set forth in the Purchase Agreement or any other Transaction Document. The Specified Asset Sellers for themselves, their successors and assigns, hereby covenant and agree that, at any time and from time to time upon the written request of the Purchaser or NYDIG, the Specified Asset Sellers will do, execute, acknowledge, and deliver or cause to be done, executed, acknowledged, and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, and assurances as may be reasonably required by the Purchaser (as a designee of NYDIG) in order to assign, transfer, set over, convey, assure, and confirm unto and vest in the Purchaser, its successors and assigns, title to the assets sold, conveyed, and transferred by this Bill of Sale. In the event of any conflict or inconsistency between any term or condition of this Bill of Sale and any term or condition of the Purchase Agreement, the terms and conditions of the Purchase Agreement shall prevail and control. Nothing in this Bill of Sale shall be construed to amend or modify the Purchase Agreement or any other Transaction Document.

4876-2506-6632, v. 7 Sections 9.7, 9.14, 9.15 and 9.16 of the Purchase Agreement shall apply mutatis mutandis as if set forth herein. [Signatures continue on following pages]

[Signature Page to Bill of Sale] IN WITNESS WHEREOF, the Purchaser, NYDIG and the Specified Asset Sellers have duly executed this Bill of Sale as of the date first written above. NYDIG: NYDIG ABL LLC By: Name: Trevor Smyth Title: Authorized Signatory PURCHASER: SC 1 MINING SITE LLC By: Name: Trevor Smyth Title: Authorized Signatory

[Signature Page to Bill of Sale] 4876-2506-6632, v. 7 SPECIFIED ASSET SELLERS: GREENIDGE GENERATION HOLDINGS INC. By: Name: Dale Iwrin Title: President GREENIDGE SOUTH CAROLINA LLC By: Name: Dale Iwrin Title: President

ANNEX A
Assets

Transferred Tangible Personal Property:

- See attached.

Transferred Permits:

1. Certificate of Substantial Completion (AIA Document G704-2017), dated as of 8/25/23, Certifiate Number: 001, given by the contractor Roebuck Buildings Co. to the owner Property Seller Parent.

2. Backflow Prevention Assembly Field Testing and Maintenance Reports, dated as of August 28, 2023, Certificate Number – 142091525.

3. The following County of Spartanburg Permit Inspection Cards:

    - Permit Number 0523-0892, dated as of May 25, 2023 (description of work: new construction), issued to Roebuck Buildings Co., Inc.

    - Permit Number 0623-0913 (description of work: electrical 15kv distribution), issued to H&W Electrical Corporation, Inc.

    - Permit Number 0623-0933 (description of work: Pod 9 low voltage installation), issued to Roebuck Buildings Co., Inc.

    - Permit Number 0623-0934 (description of work: Pod 10 low voltage installation), issued to Roebuck Buildings Co., Inc.

    - Permit Number 0623-0935 (description of work: Pod 11 low voltage installation), issued to Roebuck Buildings Co., Inc.

    - Permit Number 0623-0937 (description of work: Pod 12 low voltage installation), issued to Roebuck Buildings Co., Inc.

    - Permit Number 0623-0938 (description of work: Pod 13 low voltage installation), issued to Roebuck Buildings Co., Inc.

    - Permit Number 0623-0926 (description of work: Pod 14 low voltage installation), issued to Roebuck Buildings Co., Inc.

    - Permit Number 0623-0927 (description of work: Pod 15 low voltage installation), issued to Roebuck Buildings Co., Inc.

    - Permit Number 0623-0931 (description of work: Pod 16 low voltage installation), issued to Roebuck Buildings Co., Inc.

- Permit Number 0623-0930 (description of work: Pod 17 low voltage installation), issued to Roebuck Buildings Co., Inc.

- Permit Number 0623-0932 (description of work: Pod 18 low voltage installation), issued to Roebuck Buildings Co., Inc.

- Permit Number 0623-0939 (description of work: Pod 19 low voltage installation), issued to Roebuck Buildings Co., Inc.

- Permit Number 0623-0940 (description of work: Pod 20 low voltage installation), issued to Roebuck Buildings Co., Inc.

4. The following Spartanburg County Building Code Inspection Worksheets:

   - Fire Permit (BLDCODFIRE-0823-0413), issued August 25, 2023, for 300 Jones Road, LLC.

   - Inspection Worksheet (BLDCODFIRE-0823-0413), inspection date October 24, 2023, for 300 Jones Road LLC.

   - Inspection Worksheet (BLDCODFIRE-1023-0436) inspection date October 18, 2023, for 300 Jones Road LLC.

   - Grading/Storm Water Permit (SWLESSTHN1-0523-0476), issued June 7, 2023, for 300 Jones Road, LLC.

   - Commercial Certificate of Occupancy (COMERCONST-0523-0892), issued May 5, 2023, for 300 Jones Road, LLC.

   - Inspection Worksheet (COMERCONST-0623-0926), issued September 28, 2023, for 300 Jones Road, LLC.

   - Inspection Worksheet (COMERCONST-0623-0932), issued September 28, 2023, for 300 Jones Road, LLC.

   - Inspection Worksheet (COMERCONST-0623-0930), issued September 28, 2023, for 300 Jones Road, LLC.

   - Inspection Worksheet (COMERCONST-0523-0892), issued September 28, 2023, for 300 Jones Road, LLC.

   - Inspection Worksheet (COMERCONST-0623-0940), issued September 28, 2023, for 300 Jones Road, LLC.

   - Inspection Worksheet (COMERCONST-0623-0937), issued September 28, 2023, for 300 Jones Road, LLC.

   - Inspection Worksheet (COMERCONST-0623-0935), issued September 28, 2023, for 300 Jones Road, LLC.

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- Inspection Worksheet (COMERCONST-0623-0931), issued September 28, 2023, for 300 Jones Road, LLC.

- Inspection Worksheet (COMERCONST-0623-0927), issued September 28, 2023, for 300 Jones Road, LLC.

- Inspection Worksheet (COMERCONST-0623-0938), issued September 28, 2023, for 300 Jones Road, LLC.

- Inspection Worksheet (COMERCONST-0623-0939), issued September 28, 2023, for 300 Jones Road, LLC.

- Inspection Worksheet (COMERCONST-0623-0934), issued September 28, 2023, for 300 Jones Road, LLC.

- Inspection Worksheet (COMERCONST-0523-0892), issued September 28, 2023, for 300 Jones Road, LLC.

- Inspection Worksheet (BCDEMOLISH-0522-0009), issued November 6, 2023, for 300 Jones Road, LLC.

5. The following Spartanburg County Planning and Development Letters:

    - Zoning Verification Letter (ZPPLVERIFY-0422-0072), issued April 8, 2022, for 300 Jones Road, LLC.

    - Zoning Verification Letter (ZPPLVERIFY-0422-0076), issued April 8, 2022, for 300 Jones Road, LLC.

4876-2506-6632, v. 7

EXHIBIT B FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT [See attached.]

Execution Version 1 ASSIGNMENT AND ASSUMPTION AGREEMENT This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment”), dated as of [●], 2023 is made and entered into by and among Greenidge Generation Holdings Inc., a Delaware corporation (“Holdings”), Greenidge South Carolina LLC, a Delaware limited liability company (“Property Seller Parent” and together with Holdings, the “Assignors” and each, an “Assignor”), and SC 1 Mining Site LLC, a Delaware limited liability company (“Assignee”). RECITALS WHEREAS, Assignee and the Assignors are parties to that certain Asset Purchase Agreement dated as of [●], 2023 (the “Purchase Agreement”), pursuant to which, among other things and on the terms and subject to the conditions of the Purchase Agreement, the Assignors have agreed to sell, transfer, assign, convey and deliver to Assignee, and Assignee has agreed to purchase, acquire and accept from the Assignors, all of the Assignors’ respective right, title and interest in, to and under the Purchased Contract, as reproduced on Exhibit A hereto, in exchange for the consideration set forth in the Purchase Agreement, and assume the Assumed Liabilities to the extent exclusively related to the Purchased Contract (excluding, for the avoidance of doubt, any Excluded Liabilities). NOW, THEREFORE, in consideration of the foregoing and of the consideration set forth in the Purchase Agreement, the parties hereto hereby agree as follows: 1. Capitalized terms used but not defined herein shall have the meaning assigned to those terms in the Purchase Agreement. 2. This Assignment is executed, delivered and accepted pursuant to, and is subject to, the Purchase Agreement. The Purchase Agreement shall at all times govern the rights and duties of the parties thereto with respect to the Purchased Contract, and all interested parties are hereby given notice of its existence. If there is any conflict or inconsistency between any term or condition of this Assignment and any term or condition of the Purchase Agreement, such term or condition of the Purchase Agreement, as applicable, shall prevail and control. Nothing in this Assignment shall be construed to amend or modify the Purchase Agreement or any other Transaction Document. 3. On the terms and subject to the conditions set forth herein and in the Purchase Agreement, effective on and as of the Closing Date, the Assignors hereby sell, transfer, assign, convey and deliver to Assignee all of the Assignors’ respective right, title and interest in, to and under the Purchased Contract, and hereby assigns and delivers to Assignee the Assumed Liabilities to the extent exclusively related to the Purchased Contract (excluding, for the avoidance of doubt, any Excluded Liabilities). 4. On the terms and subject to the conditions set forth herein and in the Purchase Agreement, effective on and as of the Closing Date, Assignee hereby assumes from the Assignors all of Assignors’ respective right, title and interest in, to and under the Purchased Contract, and hereby assumes, and agrees to pay, preform and discharge, as and when due, the Assumed

2 4869-0364-6344, v. 8 Liabilities to the extent exclusively related to the Purchased Contract (excluding, for the avoidance of doubt, any Excluded Liabilities). 5. Nothing herein contained shall be deemed to alter any liability or obligation of the Assignors or Assignee arising under the Purchase Agreement. 6. On the terms and subject to the conditions contained herein, Assignee and the Assignors agree to execute and deliver such further certificates, agreements and other documents and take such other actions as another party may reasonably request or as may be necessary or appropriate to consummate or implement the transactions contemplated by this Assignment. The execution and delivery of any such additional documents or instruments shall not affect the validity of this Assignment. 7. This Assignment shall be binding upon and inure to the benefit of Assignee and the Assignors and the respective heirs, legal representatives, successors and permitted assigns. 8. No amendment, supplement, modification, waiver or termination of this Assignment or any provision hereof shall be binding unless executed in writing by the parties to be bound thereby. No waiver of any of the provisions of this Assignment shall constitute a waiver of any other provision (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. 9. The failure or delay of any party hereto to exercise any right, power or remedy provided under this Assignment or to insist upon compliance by any other party with its obligations hereunder, shall not constitute a waiver by such party of its right to exercise any such right, power or remedy or to demand such compliance. 10. Sections 9.14, 9.15 and 9.16 of the Purchase Agreement shall apply mutatis mutandis as if set forth herein. [Signatures follow on separate page(s).]

[Signature Page to Assignment and Assumption Agreement (Purchased Contracts)] 4869-0364-6344, v. 8 IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be executed by their duly authorized representatives as of the date first above written. ASSIGNEE: SC 1 MINING SITE LLC By: ______________________________________ Name: Trevor Smyth Title: Authorized Signatory

[Signature Page to Assignment and Assumption Agreement (Purchased Contracts)] 4869-0364-6344, v. 8 ASSIGNORS: GREENIDGE GENERATION HOLDINGS INC. By: Name: Dale Irwin Title: President GREENIDGE SOUTH CAROLINA LLC By: Name: Dale Irwin Title: President

4869-0364-6344, v. 8 EXHIBIT A PURCHASED CONTRACT Purchased Contract Assignor Spectrum Enterprise Service Agreement, dated as of September 28, 2021, by and between Greenidge Generation Holdings Inc. and Spectrum Enterprise, as supplemented by that certain Service Order, dated as of September 28, 2021, and further supplemented by that certain Commercial Terms of Service Holdings